FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-255934-01

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-255934) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Deutsche Bank Securities Inc. or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-864-7760.

The information in this file (the “File”) does not contain all information that is required to be included in the prospectus. This File should be reviewed only in conjunction with the entire prospectus. Prospective investors are advised to read carefully, and should rely on, the prospectus relating to the certificates referred to herein in making their investment decision. The information in this File should not be viewed as projections, forecasts, predictions or opinions with respect to value.

The information in this File is preliminary and may be amended and/or supplemented prior to the time of sale. The information in this File supersedes any contrary information contained in any prior File relating to the certificates and will be superseded by any contrary information contained in any subsequent File prior to the time of sale.

The securities related to this File are being offered when, as and if issued. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted. Such securities do not represent an interest in or obligation of the depositor, the sponsors, the originators, the master servicer, the special servicers, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the controlling class representative, the risk retention consultation parties, the companion loan holders (or their representatives), the underwriters or any of their respective affiliates. Neither such securities nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or private insurer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

BMO Capital Markets is a trade name used by BMO Financial Group for the wholesale banking businesses of Bank of Montreal, BMO Harris Bank N.A. (member FDIC), Bank of Montreal Europe p.l.c, and Bank of Montreal (China) Co. Ltd, the institutional broker dealer business of BMO Capital Markets Corp. (Member FINRA and SIPC) and the agency broker dealer business of Clearpool Execution Services, LLC (Member FINRA and SIPC) in the U.S., and the institutional broker dealer businesses of BMO Nesbitt Burns Inc. (Member Investment Industry Regulatory Organization of Canada and Member Canadian Investor Protection Fund) in Canada and Asia, Bank of Montreal Europe p.l.c. (authorized and regulated by the Central Bank of Ireland) in Europe and BMO Capital Markets Limited (authorized and regulated by the Financial Conduct Authority) in the UK and Australia.

DESCRIPTION of the 111 River Street Loan Combination

Certain defined terms used in this “Description of the 111 River Street Loan Combination” section reflect defined terms used in the Loan Documents for the purpose of determining the occurrence of certain events or compliance with certain covenants in the Loan Documents. The results of these calculations will differ, and may differ substantially, from similar numerical information and statistics regarding the 111 River Street Mortgaged Property and the 111 River Street Loan Combination presented elsewhere in this Memorandum including those based upon the assumptions and the definitions set forth under this “Description of the 111 River Street Loan Combination” in this Memorandum.

The following is a summary of the principal provisions of the loan agreement, dated as of January 21, 2022 (as amended from time to time, the “Loan Agreement”), between River and First Streets LLC and 280 - 10 Group LLC (each, an “Individual Borrower” and collectively, the “Borrower”), and Bank of Montreal (“BMO”), in its capacity as Lender, and the other documents executed by the Borrower and other applicable parties in connection with the origination of the 111 River Street Loan Combination (collectively, the “Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement.

General

The 111 River Street Loan Combination was originated by BMO, as Lender, on January 21, 2022 (the “Origination Date”). On the Origination Date, BMO will assign the 111 River Street Trust Subordinate Companion Loan (together with the 111 River Street Mortgage Loan) to the Depositor and the Depositor will subsequently assign the 111 River Street Trust Subordinate Companion Loan (together with the 111 River Street Mortgage Loan) to the Issuing Entity. On the Origination Date, the outstanding principal balance of the 111 River Street Loan Combination is expected to be $153,750,000.

The 111 River Street Loan Combination is a five-year fixed-rate interest-only mortgage loan and is evidenced by 4 promissory notes (each, a “Note” and together, the “Notes”).

The 111 River Street Loan Combination is scheduled to mature February 6, 2027 (the “Stated Maturity Date”). The 111 River Street Loan Combination is an interest-only loan and will not require scheduled payments of principal during the term of the 111 River Street Loan Combination. The Loan Documents provide that the Borrower will be required to pay monthly payments of interest on the 111 River Street Loan Combination as described in “—Payment on the 111 River Street Loan Combination” below.

“Maturity Date” means the Stated Maturity Date or such other date on which the final payment of principal of the Notes becomes due and payable as provided in the Loan Agreement, whether at such stated maturity date, by declaration of acceleration, or otherwise.

The “Cut-off Date” means, with respect to the 111 River Street Loan Combination, February 6, 2022.

The outstanding principal balance of each Note as of the Cut-off Date is set forth in the table below:

Note	Lender	Original Principal Balance
Note A-1	BMO 2022-C1	$37,500,000
Note A-2	BMO	$28,000,000
Note A-3	BMO	$12,000,000
Note B	BMO 2022-C1	$76,250,000
Total/Wtd. Avg		$153,750,000

The weighted average interest rate of the 111 River Street Loan Combination (weighted based on the respective principal balances of the Notes) as of the Cut-off Date is 3.2800%.

Note A-1 is referred to as the “111 River Street Mortgage Loan”, Note A-1, Note A-2 and Note A-3 are referred to as the “111 River Street Senior Loan”, and Note B is referred to as the “111 River Street Trust Subordinate Companion Loan” (together with the 111 River Street Senior Loan, the “111 River Street Loan Combination”).

Security for the 111 River Street Loan Combination

The 111 River Street Loan Combination is secured by a first priority leasehold mortgage, assignment of leases and rents, security agreement and fixture filing (the “Mortgage”) executed and delivered by the Borrower to the Lender as security for the 111 River Street Loan Combination and encumbering the 111 River Street Mortgaged Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

Payments on the 111 River Street Loan Combination

The Borrower is obligated to pay the Lender monthly payments of interest (the “Monthly Payment” ) in the amount of interest which accrues on the outstanding principal balance of the 111 River Street Loan Combination for the related 111 River Street Interest Accrual Period. Such payments are to be made on the sixth day of each calendar month following the month in which the related 111 River Street Interest Accrual Period ends (or if such first day is not a Business Day, the immediately preceding Business Day) (each, a “111 River Street Payment Date”), commencing on March 6, 2022 until and including the Maturity Date. Each Monthly Payment will be applied as follows: (i) first, to the payment of interest due and payable on the 111 River Street Senior Loan, and (ii) second, to the payment of interest due and payable on the Trust Subordinate Companion Loan.

Interest will be payable on each Note at a fixed per annum rate equal to the amount set forth in the corresponding table in “—General” above (the “Note Rate”). Interest on the outstanding principal balance of the 111 River Street Loan Combination will be calculated based on the actual number of days elapsed in the 111 River Street Interest Accrual Period, and assuming a 360-day year.

Upon a 111 River Street Mortgage Loan Event of Default, the outstanding principal balance of the 111 River Street Loan Combination and, to the extent permitted by applicable law, all accrued and unpaid interest in respect of the 111 River Street Loan Combination and any other amounts due pursuant to the Loan Documents, will accrue interest at a default rate of interest per annum (the “Default Rate”) equal to the lesser of (a) 5.0% in excess of the applicable Note Rate and (b) the maximum amount permitted by law, calculated from the date such payment was due without regard to any grace or cure periods contained in the Loan Agreement.

“111 River Street Interest Accrual Period” means for any 111 River Street Payment Date, the period from and including the sixth (6th) day of the calendar month during the term of the 111 River Street Loan Combination and terminating on the fifth (5th) day of the next succeeding calendar month; provided, however, that the initial Interest Accrual Period will begin on the Origination Date and will end on the immediately following fifth (5th) day of a calendar month.

“Business Day” means, for purposes of the 111 River Street Loan Combination, any day other than a Saturday, Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

Provided no 111 River Street Mortgage Loan Event of Default is continuing, any payments of principal of the 111 River Street Loan Combination (including, without limitation, any prepayments described in “—Prepayment” below, will be applied by the Lender between the Notes as follows: (a) first, to the reduction of the outstanding principal balance of the 111 River Street Senior Loan until the outstanding principal balance of the 111 River Street Senior Loan is reduced to zero, and (b) second, to the reduction of the outstanding principal balance of the Trust Subordinate Companion Loan until the outstanding principal balance of the Trust Subordinate Companion Loan is reduced to zero. During the continuance of a 111 River Street Mortgage Loan Event of Default, any payment of principal from whatever source may be applied by the Lender among the Notes in the Lender’s sole discretion.

Prepayment

No prepayments of the 111 River Street Loan Combination will be permitted except for (i) prepayments resulting from casualty or condemnation as described below in this section “—Prepayment” or (ii) prepayment of the 111 River Street Loan Combination in whole (but not in part) on or after the Open Prepayment Date on not less than 30 days’ prior written notice. In addition, defeasance will be permitted after the Permitted Release Date as described under “—Defeasance” below.

On the 111 River Street Payment Date in October 2026 (the “Open Prepayment Date”), the Borrower may, at its option and upon not less than 30 days prior written notice to the Lender, prepay the entire outstanding principal balance of the 111 River Street Loan Combination provided that such prepayment is accompanied by (i) all accrued and unpaid interest on the outstanding principal balance prepaid through and including the last day of the 111 River Street Interest Accrual Period related to the Payment Date next occurring following the date of such prepayment, notwithstanding that such the 111 River Street Interest Accrual Period extends beyond the date of prepayment and (ii) all other amounts due under the Loan Agreement or any of the other Loan Documents, without payment of the Yield Maintenance Premium. The Borrower will have the right to cancel or extend (up to no more than two (2) such extensions for no more than a cumulative thirty (30) days) such notice of prepayment by providing Lender with notice of cancellation or extension not less than three (3) Business Days prior to the scheduled prepayment date, provided that the Borrower is required to pay all of Lender’s reasonable costs and expenses incurred as a result of such cancellation or extension.

Following any casualty or condemnation, on each date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the 111 River Street Mortgaged Property, the Borrower is required to prepay the outstanding principal balance of the Note together with all interest which would have accrued on the amount of the 111 River Street Loan Combination through and including the last day of the 111 River Street Interest Accrual Period related to the 111 River Street Payment Date next occurring following the date of such prepayment (or, if such prepayment occurs on a 111 River Street Payment Date, through and including the last day of the 111 River Street Interest Accrual Period related to such 111 River Street Payment Date) in an amount equal to one hundred percent (100%) of such Net Proceeds. Additionally, so long as no 111 River Street Mortgage Loan Event of Default has occurred and is continuing, no Yield Maintenance Premium will be due in connection with any prepayment made in connection with a casualty or condemnation.

“Yield Maintenance Premium” means the amount (if any) which, when added to the remaining principal amount of the Note will be sufficient to purchase Defeasance Collateral providing the required Scheduled Defeasance Payments. Lender’s calculation of the Yield Maintenance Premium will be conclusive absent manifest error.

Defeasance

Provided no 111 River Street Mortgage Loan Event of Default then exists, the Borrower will have the right at any time after the date that is the earlier of (i) the date that is two years from the settlement date of any securitization which holds the Note last contributed to a securitization or (ii) four years from the

Origination Date (the “Permitted Release Date”, to voluntarily defease all, but not part, of the 111 River Street Loan Combination by and upon the satisfaction of the following conditions (such event, a “Defeasance Event”):

(i)       the Borrower provides not less than 30 days nor more than 90 days prior written notice to the Lender specifying the date (the “Defeasance Date”) on which the Defeasance Event will occur; provided, however, that Borrower will have the right to cancel or extend (up to no more than two (2) such extensions for no more than a cumulative sixty (60) days) such notice by providing Lender with notice of cancellation or extension not less than five (5) Business Days prior to the scheduled Defeasance Date, provided that the Borrower pays all of Lender’s reasonable costs and expenses incurred as a result of such cancellation or extension;

(ii)       the Borrower pays to the Lender the Monthly Payment due on the 11 River Loan Payment Date next following the Defeasance Date (the “Post Defeasance Payment Date”);

(iii)       the Borrower pays to the Lender all other sums, not including scheduled interest or principal payments, then due under the Notes, the 111 River Street Loan Combination, the Mortgage and the other Loan Documents;

(iv)       the Borrower delivers to the Lender the Defeasance Deposit;

(v)       the Borrower executes and delivers a security agreement, in form and substance that would be reasonably satisfactory to a prudent institutional lender (the “Security Agreement”) stating, among other things, that the Borrower has legally and validly transferred and assigned the Defeasance Collateral and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the Defeasance Collateral delivered by the Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;

(vi)       if required by the applicable Rating Agencies, the Borrower will also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(viii)       the Borrower delivers an officer’s certificate certifying that the requirements set forth in the Loan Agreement have been satisfied;

(ix)       the Borrower delivers a certificate of the Borrower’s independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x)       the Borrower delivers such other certificates, documents or instruments as the Lender may reasonably request; and

(xi)       the Borrower pays all costs and expenses of Lender incurred in connection with the Defeasance Event, including (A) any actual costs and expenses incurred by Lender and associated with a release of the lien of the Mortgage, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agency, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Notes, or otherwise required to accomplish the defeasance and (E) the reasonable, out-of-pocket costs and expenses of the Master Servicer, the Special Servicer and the Trustee, including attorneys’ fees.

In connection with each Defeasance Event, the Borrower will be required to use the Defeasance Deposit to purchase U.S. Obligations (the “Defeasance Collateral”) which provide payments on or prior to, but as close as possible to, all successive scheduled 111 River Street Payment Dates after the Post Defeasance Payment Date up to and including the Open Prepayment Date (assuming the Note is prepaid in full as of such Open Prepayment Date and including the outstanding principal balance and accrued interest on the 111 River Street Loan Combination as of such Open Prepayment Date plus all interest that would accrue on the outstanding principal balance of the 111 River Street Loan Combination through and including the end of the 111 River Street Interest Accrual Period in which the Open Prepayment Date occurs (even if such Interest Accrual Period extends beyond the Open Prepayment Date), and all payments required after the Defeasance Date, if any, under the Loan Documents (the “Scheduled Defeasance Payments”). The Borrower, pursuant to the Security Agreement or other appropriate document, must authorize and direct that the payments received from the Defeasance Collateral may be made directly to the Cash Management Account (unless otherwise directed by the Lender) and applied to satisfy the obligations of the Borrower under the Notes. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the Defeasance Collateral required by this “—Defeasance” section will be remitted to the Borrower.

In connection with any Defeasance Event, the Borrower is required to transfer and assign all obligations, rights and duties under and to the Notes together with the Defeasance Collateral Deposit to a successor entity, which entity must be a single purpose, bankruptcy remote entity with two independent directors approved by Lender (the “Successor Borrower”). Such Successor Borrower is required to assume the obligations under the Notes and any Security Agreement.

“Defeasance Deposit” means an amount sufficient to purchase the Defeasance Collateral necessary to meet the Scheduled Defeasance Payments.

“U.S. Obligations” means direct non-callable obligations of the United States of America.

Payment of Certain Trust Fund Expenses

Pursuant to the Loan Agreement, the Borrower is responsible for the following costs, fees and expenses of the Master Servicer, the Special Servicer or the Trustee, as applicable: (a) interest payable on advances made by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with respect to delinquent debt service payments or expenses paid by the Master Servicer, the Special Servicer or the Trustee in respect of the protection and preservation of the 111 River Street Mortgaged Property, (b) special servicer fees, workout fees, liquidation fees, as well as other compensation payable to the special servicer as a result of the 111 River Street Mortgaged Property becoming a foreclosed property; (c) indemnification obligations to any such persons and any of their respective directors, officers, members, managers, partners, employees, agents, Affiliates or other “controlling persons” within the meaning of the Securities Act of 1933; and (d) taxes payable from the assets of a securitization trust and tax related expenses, but only to the extent the Borrower is otherwise required to pay the same under the Loan Documents or by law.

Lockbox Account; Cash Management Account

At origination, the Borrower established, and will be required to maintain, an Eligible Account (the “Lockbox Account”) with the Lockbox Bank in the name of Borrower for the sole and exclusive benefit of Lender. The Borrower is required to, or must cause the 111 River Street Mortgaged Property Manager to, deliver tenant direction letters to all tenants under leases to deliver all rents (and all other sums payable thereunder) to the Lockbox Account. The Borrower is required to, and is required to cause the 111 River Street Mortgaged Property Manager to, deposit into the Lockbox Account within two (2) Business Days after receipt all amounts received by the Borrower or the 111 River Street Mortgaged Property Manager constituting all Gross Income from Operations, all forfeited Security Deposits and all other revenue of any kind from the 111 River Street Mortgaged Property. If a Trigger Period has not

occurred or ceases to exist, the Lockbox Bank is required to transfer to the Borrower’s account all amounts on deposit in the Lockbox Account once every Business Day. Neither Borrower nor Manager is permitted to make withdrawals from the Lockbox Account.

At origination, Lender established an account with the Cash Management Bank (the “Cash Management Account”) in the name of Borrower for the sole and exclusive benefit of Lender, into which Borrower is required to deposit or cause to be deposited all sums on deposit in the Lockbox Account, in accordance with the terms of the Loan Agreement. Upon the first occurrence of a Trigger Period, Lender, on Borrower’s behalf, will establish with Lender or Servicer an Eligible Account into which Borrower will be required to deposit, or cause to be deposited, the amounts required for the payment of debt service under the 111 River Street Loan Combination (the “Debt Service Account”).

Upon the occurrence and during the continuance of a 111 River Street Mortgage Loan Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any such funds in the Lockbox Account, the Cash Management Account and/or any Reserve Account to the payment of the Debt in any order in its sole discretion.

During the continuance of a Trigger Period (other than a 111 River Street Mortgage Loan Event of Default), provided no 111 River Street Mortgage Loan Event of Default has occurred and is continuing, on each 111 River Street Payment Date (or, if such 111 River Street Payment Date is not a Business Day, on the immediately preceding Business Day) Lender will direct Cash Management Bank to withdraw all funds on deposit in the Cash Management Account and to disburse such funds in the following order of priority:

(i)       First, funds sufficient to pay the Monthly Ground Rent Deposit, if any, to the Ground Rent Account;

(ii)       Second, funds sufficient to pay the Monthly Tax Deposit to the Tax Account;

(iii)       Third, funds sufficient to pay the Monthly Insurance Premium Deposit (if required pursuant to the terms of the Loan Agreement) to the Insurance Premium Account;

(iv)       Fourth, funds sufficient to pay the Monthly Payment to the Debt Service Account;

(v)       Fifth, funds sufficient to pay the Replacement Reserve Monthly Deposit to the Replacement Reserve Account;

(vi)       Sixth, funds sufficient to pay the Rollover Reserve Monthly Deposit to the Rollover Reserve Account;

(vii)       Seventh, to Lender, fund sufficient to pay any other amounts then due and payable under the Loan Documents (including, without limitation, to Cash Management Bank and Servicer for fees and expenses incurred in connection with the Loan Agreement);

(viii)       Eighth, during the continuance of a Trigger Period, funds sufficient to pay the Op Ex Monthly Deposit to the Operating Expense Account;

(ix)       Eighth, payment of all amounts then remaining after payment of items (i) through (viii) above for the current month and all prior months (the “Excess Cash”) to the Excess Cash Reserve Account in accordance with “—Reserve Funds—Excess Cash Reserve Account” below.

“Acceptable Tenant Estoppel Certificate” means either: (x) an estoppel certificate executed by a tenant under a lease which must be in form and substance reasonably satisfactory to Lender and providing, among other things, (i) that such lease is in full force and effect and no default has occurred and is continuing under such lease, (ii) that all of Borrower’s work to be performed in connection with the construction of the premises demised under such lease has been completed, (iii) that all of the obligations of Borrower, as landlord under such lease, have been duly performed, completed and paid for (including, without limitation, any obligations of Borrower to make or to pay or reimburse such tenant for any tenant improvements and leasing commissions), (iv) that such tenant has taken possession of all of the space demised to such tenant under such lease and is paying unabated base rent in accordance with such lease (after the expiration of any free rent or rent concession periods) and (v) that there are no offsets due such tenant under such lease; (y) if applicable, an estoppel certificate in the form required pursuant to the applicable lease (provided that Borrower has delivered to Lender an officer’s certificate certifying that, to the extent not addressed in such form of estoppel, all of the requirements set forth in subclauses (i) through (v) of the foregoing clause (x) have been satisfied); or (z) an estoppel certificate executed by such tenant which is otherwise in form and substance reasonably satisfactory to Lender.

“Cash Management Agreement” means that certain Cash Management Agreement, dated as of the Origination Date, among Borrower, Lender, Cash Management Bank and Property Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” means PNC Bank, National Association, or a financial institution selected by Lender, in Lender’s sole and absolute discretion.

“Debt Yield” means, as of any date of determination, the percentage determined by Lender by dividing:

(i)	Underwritten Net Operating Income (calculated with respect to the preceding twelve (12) month period); by

(ii)       the principal amount of the 111 River Street Loan Combination then outstanding.

Lender’s calculation of the Debt Yield will be conclusive absent manifest error.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state-chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding fiduciary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state-chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means a (i) depository institution or trust company insured by the Federal Deposit Insurance Corporation (a) the short-term unsecured debt obligations, commercial paper or other short-term deposits of which are rated at least “A-1” by S&P, “P-1” by Moody’s, “F-1” by Fitch and “R-1 (middle)” by DBRS Morningstar (to the extent rated by DBRS Morningstar), in the case of accounts in which funds are held for thirty (30) days or less, and (b) the long-term unsecured debt obligations or deposits of which are rated at least “A” by S&P, “A2” by Moody’s, “A” by Fitch and “A” by DBRS Morningstar (to the extent rated by DBRS Morningstar), in the case of accounts in which funds are held for more than thirty (30) days; provided that after a Securitization only the foregoing ratings requirements of each Rating Agency rating such Securitization will apply, or (ii) an institution for which a Rating Agency Confirmation has been obtained.

“Gross Income from Operations” means all income, computed in accordance with GAAP derived from the ownership and operation of the 111 River Street Mortgaged Property from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any governmental authority, (ii) refunds and uncollectible accounts, (iii) sales of furniture, fixtures and equipment, (iv) Insurance Proceeds (other than business interruption or other loss of income insurance), (v) Awards, (vi) interest on credit accounts, security deposits, utility and other similar deposits, (vii) interest on the Reserve Funds, (viii) any disbursements to Borrower from the Reserve Funds, and (ix) rental income attributable to any tenant (1) in bankruptcy that has not affirmed its lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (2) not paying rent under its Lease or otherwise in material default under its lease beyond any applicable notice and cure periods, (3) that has expressed its intention (directly, constructively or otherwise) to not renew, terminate, cancel and/or reject its applicable lease, (4) whose tenancy at the 111 River Street Mortgaged Property is month-to-month, (5) under a lease which expires within six (6) months or less of the applicable date of calculation under the Loan Agreement and/or (6) that is not in physical occupancy of, and operating in, the space demised under its Lease. Gross income will not be diminished as a result of the Mortgage or the creation of any intervening estate or interest in the 111 River Street Mortgaged Property or any part thereof.

“Lockbox Agreement” means that certain Deposit Account Control Agreement, dated as of the Origination Date, among Lender, Borrower and Lockbox Bank.

“Lockbox Bank” means PNC Bank, National Association, provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

“Significant Tenant” means John Wiley & Sons, Inc., a New York corporation, and any replacement Tenant for all or any portion of the Significant Tenant Space.

“Significant Tenant Bankruptcy Action” means, with respect to any Significant Tenant, if such Significant Tenant: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings; (iv) consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding; (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Significant Tenant or of all or any substantial part of its properties; (vii) one hundred twenty (120) days after the commencement of any proceeding against such Significant Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed; (viii) within ninety (90) days after the appointment without such Significant Tenant’s consent or acquiescence of a trustee, receiver or liquidator of such Significant Tenant or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated; or (ix) takes any action in furtherance of any of the foregoing

“Significant Tenant Bankruptcy Action Cure” means the dismissal of the applicable Significant Tenant Bankruptcy Action and the affirmance of the applicable Significant Tenant Lease.

“Significant Tenant Default Event” means the occurrence of any event of default (beyond any applicable notice and/or cure period) by Significant Tenant under the Significant Tenant Lease.

“Significant Tenant Default Event Cure” occurs at such time as the applicable event of default under the Significant Tenant Lease no longer is existing or continuing or has been cured and no other event of default that has not been cured then exists and is continuing under the Significant Tenant Lease.

“Significant Tenant Go-Dark Event Cure” will occur at such time as Borrower has satisfied all of the following conditions: (A) Significant Tenant has resumed operations at the 111 River Street Mortgaged Property in all or substantially all of the Significant Tenant Space (and no Event of Default has occurred and is then continuing); and (B) Borrower has delivered an Acceptable Tenant Estoppel Certificate from Significant Tenant with respect to the Significant Tenant Lease.

“Significant Tenant Lease” means that certain Agreement of Lease, dated as of August 4, 2000, by and between Block A South Waterfront Development L.L.C., a Delaware limited liability company (predecessor-in-interest to Borrower), and Significant Tenant, as the same may be amended, modified, renewed or supplemented from time to time in accordance with the provisions of the Loan Agreement, and any replacement lease or leases of all or any portion of the Significant Tenant Space entered into pursuant to and in accordance with the provisions of the Loan Agreement.

“Significant Tenant Lease 2023 Rent Step Up Date” means April 1, 2023.

“Significant Tenant New Lease” has the meaning set forth in the definition of Significant Tenant Non-Renewal Event Cure.

“Significant Tenant Non-Renewal Event” means the date which is the earlier of (x) twelve (12) months prior to the then-current expiration date of the Significant Tenant Lease or (y) the date required under the Significant Tenant Lease by which Significant Tenant is required to give notice of its exercise of a renewal option thereunder (if any), whether the Significant Tenant Lease is in its initial term or an extension term, unless as of such date, (i) Significant Tenant has irrevocably exercised in writing its five (5) year extension option, in accordance with and pursuant to the Significant Tenant Lease, to extend the term of the Significant Tenant Lease for an additional term of five (5) years following the then-current expiration date of the Significant Tenant Lease and (ii) Borrower has delivered to Lender evidence of such extension notice in form and substance reasonably acceptable to Lender.

“Significant Tenant Non-Renewal Event Cure” will occur at such time as Borrower has satisfied all of the following conditions: (A) either (i) Significant Tenant signs a new Lease in accordance with the applicable provisions of the Loan Agreement for all or substantially all of the premises demised under the Significant Tenant Lease, which new Lease must be for an initial term of not less than five (5) years and must have a net effective rental rate of not less than the net effective rental rate of the Significant Tenant Lease as of the date on which the applicable Significant Tenant Non-Renewal Event occurred (a “Significant Tenant New Lease”), or (ii) all or substantially all of the premises demised under the Significant Tenant Lease is demised pursuant to one or more replacement Leases (each, a “Significant Tenant Replacement Lease”) in accordance with the applicable provisions of the Loan Agreement, which replacement Lease must be for an initial term of not less than five (5) years and must have a net effective rental rate of not less than the net effective rental rate of the Significant Tenant Lease as of the date on which the applicable Significant Tenant Non-Renewal Event occurred; (B) Borrower has to Lender (i) a copy of the Significant Tenant New Lease or the Significant Tenant Replacement Lease, as applicable, and (ii) an Acceptable Tenant Estoppel Certificate from Significant Tenant or the replacement tenant, as applicable, with respect to the Significant Tenant New Lease or the Significant Tenant Replacement Lease, as applicable; and (C) Borrower has paid all leasing brokerage commissions payable by Borrower in connection with such Significant Tenant New Lease or the Significant Tenant Replacement Lease, as applicable, and delivered to Lender a paid invoice reasonably satisfactory to Lender evidencing the payment of same.

“Significant Tenant Replacement Lease” has the meaning set forth in the definition of Significant Tenant Non-Renewal Event Cure.

“Significant Tenant Trigger Period” means a period of time (A) commencing upon the earliest of (i) the occurrence of a Significant Tenant Non-Renewal Event, (ii) the occurrence of a Significant Tenant Termination Event, (iii) the occurrence of a Significant Tenant Default Event, (iv) the occurrence of a Significant Tenant Go-Dark Event or (v) the occurrence of a Significant Tenant Bankruptcy Action; and (B) expiring upon (v) with regard to any Significant Tenant Trigger Period commenced in connection with clause (i) above, the occurrence of a Significant Tenant Non-Renewal Event Cure, (w) with regard to any Significant Tenant Trigger Period commenced in connection with clause (ii) above, the occurrence of a Significant Tenant Termination Event Cure, (x) with regard to any Significant Tenant Trigger Period commenced in connection with clause (iii) above, the occurrence of a Significant Tenant Default Event Cure, (y) with regard to any Significant Tenant Trigger Period commenced in connection with clause (iv) above, the occurrence of a Significant Tenant Go-Dark Event Cure, and (z) with regard to any Significant Tenant Trigger Period commenced in connection with clause (v) above, the occurrence of a Significant Tenant Bankruptcy Action Cure. Notwithstanding the foregoing, a Significant Tenant Trigger Period will not be deemed to expire in the event that a Significant Tenant Trigger Period then exists for any other reason.

“Trigger Period” means a period of time (A) commencing upon the earliest of (i) the occurrence of an 111 River Street Mortgage Loan Event of Default, (ii) the Debt Yield being less than 6.0% and (iii) the occurrence of a Significant Tenant Trigger Period; and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the date on which such 111 River Street Mortgage Loan Event of Default is no longer continuing (if applicable), (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the Debt Yield is equal to or greater than 6.0% for at least two (2) consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, the termination of such Significant Tenant Trigger Period. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

“Underwritten Net Operating Income” means the underwritten net operating income for the 111 River Street Mortgaged Property reasonably determined by Lender as the sum of (a) rental income and tenant recoveries based on actual Leases in effect as of the date of calculation (not including leases where (i) the tenant or any guarantor thereunder is the subject of any bankruptcy or insolvency proceedings, (ii) a monetary or other material default exists thereunder, (iii) the stated expiration date thereof occurs within six (6) months of the date of calculation, or (iv) the tenant has vacated or given notice of its intent to vacate) and other verifiable recurring income (provided that, notwithstanding the foregoing, prior to the Significant Tenant Lease 2023 Rent Step Up Date, the monthly rental income with respect to the Significant Tenant Lease will be deemed to be equal to the monthly rental amount that will be due and payable under the Significant Tenant Lease as of the Significant Tenant Lease 2023 Rent Step Up Date), less (b) mark-to-market adjustments based on comparable leases, and further adjusted to assume a vacancy factor equal to the greater of (A) the actual vacancy rate for the 111 River Street Mortgaged Property, and (B) five percent (5%), and less (c) actual Operating Expenses incurred in connection with the 111 River Street Mortgaged Property during the twelve (12) month period preceding the date of calculation, with adjustments for any anticipated increases in such Operating Expenses (including those projected to occur as a result of higher occupancy) and assuming (i) base property management fees equal to the greater of (A) the actual amount paid by Borrower during such prior 12-month period, and (B) two percent (2%) of Rents during such prior 12-month period, and (ii) a normalized adjustment for capital expenditures equal to $83,657.85.

Reserve Funds

The following reserve accounts were established on or before the Origination Date and are required to be funded upon the occurrence of specified events as described below and are required to be maintained as set forth below.

Tax and Insurance Escrow Account

On the Origination Date, the Borrower was required to deposit with the Lender the $112,519.25 for the payment of real estate taxes and $177,647.69 for the payment of insurance premiums, in each case, to be held in the Tax and Insurance Escrow Account. Additionally, the Borrower is required to pay to the Lender on each 111 River Street Payment Date (a) one-twelfth of the real estate taxes that the Lender estimates will be payable during the next ensuing 12 months in order to accumulate with the Lender sufficient funds to pay all such taxes at least 30 days prior to their respective due dates, and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the 111 River Street Mortgaged Property does not constitute an approved blanket or umbrella Policy pursuant to the terms of the Loan Agreement, or Lender require Borrower to obtain a separate Policy pursuant to the terms of the Loan Agreement, one-twelfth of the insurance premiums that the Lender estimates will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration of the insurance policies in order to accumulate with the Lender sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the insurance policies (the “Tax and Insurance Escrow Funds”). The Lender holds the Tax and Insurance Escrow Funds in the tax and insurance escrow account (the “Tax and Insurance Escrow Account” ).

Provided no 111 River Street Mortgage Loan Event of Default has occurred and is continuing, the Lender will apply the Tax and Insurance Escrow Funds to payments of taxes and insurance premiums required to be made by Borrower pursuant to the Loan Agreement. If the amount of the Tax and Insurance Escrow Funds exceeds the amounts due for taxes and insurance premiums, the Lender may, in its sole discretion, return any excess to the Borrower or credit such excess against the future payments to be made to the Tax and Insurance Escrow Funds.

Replacement Reserve Account

On the Origination Date, the Borrower was required to deposit with the Lender the $700,000 to be held in the Replacement Reserve Account for replacements and repairs required to be made to the 111 River Street Mortgaged Property. Additionally, the Borrower will be required to deposit $6,971.00 (the "Replacement Reserve Monthly Deposit”) on each 111 River Street Payment Date during the existence of a Trigger Period. Amounts so deposited are the “Replacement Reserve Funds” and the account in which such amounts are held is the "Replacement Reserve Account”.

The Borrower may not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all replacements in any request may not be less than $25,000. The Borrower will be required to pay all invoices in connection with the replacements with respect to each request for disbursement prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of the Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require the Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $150,000 for completion of its work or delivery of its materials. Before each disbursement in excess of $150,000 from the Replacement Reserve Account, Lender may require an inspection of the 111 River Street Mortgaged Property at the Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought.

Lender will not be obligated to disburse funds from the Replacement Reserve Account if a 111 River Mortgage Loan Default or a 111 River Street Mortgage Loan Event of Default exists.

“111 River Street Mortgage Loan Default” means the occurrence of any event under the Loan Agreement or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute a 111 River Street Mortgage Loan Event of Default.

Rollover Reserve Account

On the Origination Date, the Borrower was required to deposit with the Lender the $13,900,000 to be held in the Rollover Reserve Account. Additionally, the Borrower is required on each 111 River Street Payment Date to deposit an amount equal to $46,477.00 (the “Rollover Reserve Deposit”), which amounts, together with all Lease Termination Payments will be deposited in the Rollover Reserve Account for tenant improvement and leasing commission obligations incurred following the Origination Date. Amounts so deposited are the “Rollover Reserve Funds” and the account in which such amounts are held is the "Rollover Reserve Account”. Notwithstanding the foregoing, the requirement to make the Rollover Reserve Deposit on any 111 River Payment Date is waived if and to the extent the balance of funds in the Rollover Reserve Account is not less than $2,360,000.

Provided no 111 River Street Mortgage Loan Event of Default is then continuing, the Lender will disburse Rollover Reserve Funds as requested by the Borrower for Approved TI/LC Expenses on a monthly basis in increments of no less than $25,000 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers (for any disbursement in excess of $150,000) and releases from all parties furnishing materials and/or services in connection with the requested payment. Before each disbursement in excess of $150,000 from the Rollover Reserve Account, Lender may require an inspection of the 111 River Street Mortgaged Property at the Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements for which reimbursement is sought.

To the extent that Borrower expends funds (the amount of such funds, the “White Box Costs”) for the construction of speculative (i.e., construction commenced prior to the execution of a Lease for such space) “white boxes” (otherwise known as “white boxing”) or any other capital improvements related to speculative space in the improvements at the 111 River Street Mortgaged Property (the “White Box Space”), Lender will disburse funds from the Rollover Reserve Account to Borrower to reimburse Borrower for such White Box Costs so long as (A) no 111 River Street Event of Default has occurred and is continuing, (B) Borrower has entered into one or more leases in accordance with the terms of the Loan Agreement demising the White Box Space with respect to which reimbursement is sought (and delivered evidence thereof reasonably satisfactory to Lender) and (C) Borrower otherwise satisfies all of the conditions for the disbursement of funds from the Rollover Reserve Account for Approved TI/LC Expenses as set forth above; provided, however, that in no event may the aggregate amount of disbursements from the Rollover Reserve Account for White Box Costs exceed $2,000,000.00 (the “White Box Cost Cap”).

“Approved TI/LC Expenses” means actual out-of-pocket expenses to unaffiliated third-parties (except with respect to expenses to Affiliates of Borrower or Guarantor to the extent such expenses have been expressly approved by Lender) incurred by Borrower in leasing space at the 111 River Street Mortgaged Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (a) specifically approved by Lender in connection with approving the applicable lease, (b) incurred in the ordinary course of business and on market terms and conditions in connection with leases which do not require Lender’s approval under the Loan Documents, and, if requested by Lender, Lender has received a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith, or (c) otherwise approved by Lender, which approval will not be unreasonably withheld, conditioned or delayed, and (ii) are evidenced by executed lease documents and brokerage agreements delivered to Lender.

Ground Lease Account

On the Origination Date, the Borrower was required to deposit with the Lender $165,615.50 to be held in the Ground Lease Account. Additionally, the Borrower is required to deposit (or cause to be deposited) into the Ground Lease Account on each Payment Date an amount equal to one-twelfth of the Ground Rent that Lender estimates will be payable during the next ensuing twelve (12) months (the “Monthly Ground Rent Deposit”) in order to accumulate in the Ground Rent Account sufficient funds to pay all such Ground Rent at least thirty (30) days prior to its due date (amounts held in the Ground Rent Account, hereinafter called the “Ground Lease Escrow Fund”). Such deposit may be increased by Lender in the amount Lender deems is necessary in its reasonable discretion in order to pay Ground Rent due under the Ground Lease at least thirty (30) days prior to its due date.

Operating Expense Account

On each 111 River Street Payment Date during the continuance of a Trigger Period, Borrower is required to deposit (or to be deposited) with Lender (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”). Amounts held in the Ground Rent Account are hereinafter called the “Ground Lease Escrow Fund”. Provided no 111 River Street Mortgage Loan Event of Default has occurred and is continuing, Lender will disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s request not later than the twentieth (20th) day of each calendar month (which such request must be accompanied by an officer’s certificate detailing the applicable expenses to which the requested disbursement relates and attesting that (a) such expense will be paid with the requested disbursement and (b) no Operating Expenses or Extraordinary Expenses are more than sixty (60) days past due). Only Approved Operating Expenses and Approved Extraordinary Expenses will be disbursed to Borrower on the next 111 River Street Payment Date. Any amounts remaining in the Operating Expense Account after the Debt has been paid in full or upon cessation of the Trigger Period will be returned to Borrower.

“Approved Annual Budget” has the meaning set forth in “—Financial Reporting—Annual Budget”.

“Approved Extraordinary Expense” means an operating expense of the 111 River Street Mortgaged Property not set forth on the Approved Annual Budget but approved by Lender in writing (which such approval may not be unreasonably withheld, conditioned or delayed).

“Approved Operating Expense” means an operating expense of the 111 River Street Mortgaged Property set forth on the Approved Annual Budget.

“Debt” means the outstanding principal amount set forth in, and evidenced by, the Loan Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, without limitation, the Yield Maintenance Premium, if applicable) due to Lender in respect of the 111 River Street Loan Combination under the Loan Agreement or any other Loan Document.

Significant Tenant Rent Replication Reserve Account

On the Origination Date, the Borrower was required to deposit with the Lender $1,258,196.33 to be held in the Significant Tenant Rent Replication Reserve Account. The amount so deposited is the “Significant Tenant Rent Replication Reserve Fund” and the account in which such amount is held is the "Significant Tenant Rent Replication Reserve Account”.

Attached as a schedule to the Loan Agreement is a schedule setting forth the difference between (x) the monthly rental amounts due and payable under the Significant Tenant Lease and (y) the monthly rental amount that will be due and payable under the Significant Tenant Lease as of the Significant Tenant Lease 2023 Rent Step Up Date. So long as no 111 River Street Mortgage Loan Event of Default has occurred and is continuing, and so long as the Significant Tenant Lease is in full force and effect with no defaults thereunder beyond any applicable notice and cure periods, Lender will, provided sufficient sums then remain in the Significant Tenant Rent Replication Reserve Account, transfer the applicable amount set forth on the schedule on each 111 River Street Payment Date in each calendar month set forth on such schedule either (x) if a Trigger Event is then continuing, to the Cash Management Account, to be applied as set forth in the fourth paragraph of “—Lockbox Account; Cash Management Account” above or (y) if no Trigger Period is then continuing, to Borrower.

Free Rent Reserve Account

On the Origination Date, the Borrower was required to deposit with the Lender $45,188.00 to be held in the Free Rent Reserve Account. The amount so deposited is the “Free Rent Reserve Fund” and the account in which such amount is held is the "Free Rent Reserve Account”.

Attached as a schedule to the Loan Agreement is a schedule of rent abatements due under the leases specified on such schedule (each, a “Free Rent Lease”) as of the Origination Date. So long as no 111 River Street Mortgage Loan Event of Default has occurred and is continuing, and so long as the applicable Free Rent Lease is in full force and effect with no defaults thereunder beyond any applicable notice and cure periods, Lender will, provided sufficient sums then remain in the Free Rent Reserve Account, transfer the applicable amount set forth on such schedule for such Free Rent Lease on each 111 River Street Payment Date in each calendar month set forth on such schedule either (x) if a Trigger Event is then continuing, to the Cash Management Account, to be applied as set forth in the fourth paragraph of “—Lockbox Account; Cash Management Account” above or (y) if no Trigger Period is then continuing, to Borrower.

Excess Cash Reserve Account

On each 111 River Street Payment Date during the continuance of a Trigger Period, the Lender will be required to collect all Excess Cash and such amounts will be held by the Lender in an account (the “Excess Cash Reserve Account”) as additional security for the 111 River Street Loan Combination.

At such time as any Trigger Period ends, any funds held in the Excess Cash Reserve Account are required to be disbursed to the Borrower, provided no other Trigger Period is then continuing.

Maintenance of Reserve Accounts

The reserve funds set forth in “—Reserve Funds” (the “Reserve Funds”) will not constitute trust funds and may be commingled with other monies held by the Lender. Interest accrued on any account other than an interest bearing account will not be required to be remitted either to Borrower or to any account and may instead be retained by Lender. Provided that no 111 River Street Mortgage Loan Event of Default has occurred and is continuing, sums on deposit in the interest bearing accounts will, upon Borrower’s written request, be invested in permitted investments selected by Lender or Master Servicer. Lender will not be liable for any loss sustained on the investment of any funds in the interest bearing Accounts.

Permitted Transfers

Borrower is not permitted to sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the 111 River Street Mortgaged Property or any part thereof or any legal or beneficial interest therein (including, without limitation, any tenancy-in-common interest in the 111 River Street Mortgaged Property) or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to leases of space in the improvements to tenants in accordance with the provisions of the Loan Agreement without (i) the prior written consent of Lender and (ii) delivery to Lender of a Rating Agency Confirmation. The consent of Lender or the Rating Agencies’, as applicable, may be conditioned on, among other things: (i) the identity, experience, financial condition, creditworthiness, single purpose nature and bankruptcy remoteness of each Individual Borrower, the proposed transferee, and any replacement guarantors and indemnitors being reasonably satisfactory to Lender and the Rating Agencies, as applicable, and (ii) counsel to the proposed transferee and replacement guarantors and indemnitors delivering to Lender and the Rating Agencies (A) opinion letters relating to such transfer (including tax and bankruptcy opinions) in form and substance satisfactory to Lender and the Rating Agencies, (B) copies of all documents evidencing or relating to such transfer, and (C) organizational documents of the proposed transferee and any replacement or additional guarantors or indemnitors.

A Transfer includes, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell the 111 River Street Mortgaged Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the 111 River Street Mortgaged Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any leases or any rents or any Property Document; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, Division or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with the terms of the Loan Agreement; (viii) the issuance or creation of any preferred equity interests directly or indirectly in Borrower (other than the Preferred Equity Investment); or (ix) Borrower entering into or affirmatively consenting to any PACE Lien. Notwithstanding anything to the contrary in the Loan Agreement, (A) in no event may any additional tenancy-in-common interests in the 111 River Street Mortgaged Property be granted after the Origination Date, and (B) in no event may any individual tenancy-in-common interests in the 111 River Street Mortgaged Property be transferred after the Origination Date.

Notwithstanding the preceding two paragraphs and so long as no 111 River Street Mortgage Loan Event of Default is then continuing, the following transfers will be permitted and will not be deemed to be a Transfer: (i) the Transfer (but not a pledge), in one or a series of transactions, of not more than forty-nine percent (49%) of the direct or indirect equity interests in any Individual Borrower; provided, however, no such Transfers are permitted to result in the change of Control of any Individual Borrower, and as a condition to each such transfer, Lender must receive not less than thirty (30) days’ prior written notice of such proposed transfer (provided further, in the case of a Minor Transfer that otherwise satisfies all of the requirements of this section (i.e., a Minor Transfer satisfying all of the requirements for a Transfer under this section but for the giving of notice and as when required pursuant to this proviso), the notice requirement set forth in this proviso will be deemed satisfied with respect to such Minor Transfer so long as Borrower remains in compliance with the financial reporting provisions set forth in the second paragraph of “—Financial Reporting—Additional Financial Reporting Requirements”; (ii) Transfers of direct or indirect ownership interests in any Individual Borrower that occur by operation of law upon the death or incompetency of a natural person that was the holder of such interest to one or more members of the immediate family of such interest holder or to one or more trusts (or other entities) or family conservatorships established for the benefit of such immediate family member(s), provided that Lender must receive notice of such Transfer not less than thirty (30) days after such Transfer; (iii) any Transfer by a shareholder in any publicly traded corporation of its shares in any publicly traded corporation; (iv) Transfers (but not pledges) made in good faith for estate planning purposes of an individual’s interests in any Restricted Party to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, provided such Restricted Party is reconstituted, if required, following such Transfer; (v) the Transfer of the direct or indirect equity interests in 3650 Fund; provided, however, no such Transfer may result in the change of Control of 3650 Fund, and as a condition to each such transfer, Lender must receive not less than thirty (30) days’ prior written notice of such proposed transfer (provided further, in the case of a Minor Transfer that otherwise satisfies all of the requirements of this section (i.e., a Minor Transfer satisfying all of the requirements for a Transfer under this section but for the giving of notice and as when required pursuant to this proviso), the notice requirement set forth in this proviso will be deemed satisfied with respect to such Minor Transfer so long as Borrower remains in compliance with the provisions set forth in the second paragraph of “—Financial Reporting—Additional Financial Reporting Requirements”; (vi) a Change in Control Event, provided that all of the Change in Control Conditions are satisfied; and (vii) a Transfer in accordance with the terms and conditions set forth in “—Assumption” below.

Notwithstanding anything to the contrary contained in this section, at all times (x) Guarantor (or, in the case of a Transfer occurring as a result of the death or incompetency of a Guarantor that is a natural person, the estate of such Guarantor (during the pendency of the settlement by the estate of such Guarantor)) must continue to Control each Individual Borrower, (y) Werner Borrower Sponsor (or, in the case of a Transfer occurring as a result of the death or incompetency of Werner Borrower Sponsor, the estate of Werner Borrower Sponsor (during the pendency of the settlement by the estate of Werner Borrower Sponsor)) must continue to own at least a 5% direct or indirect interest in River and First Borrower, and (z) Pozycki Borrower Sponsor (or, in the case of a Transfer occurring as a result of the death or incompetency of Pozycki Borrower Sponsor, the estate of Pozycki Borrower Sponsor (during the pendency of the settlement by the estate of Pozycki Borrower Sponsor)) must continue to own direct or indirect interests in River and First Borrower that are no less than all interests (direct or indirect) owned by Pozycki Borrower Sponsor in River and First Borrower as of the Origination Date. At all times following a transfer of the 111 River Street Mortgaged Property in accordance with the terms and provisions set forth in “—Assumption” below, Borrower Sponsor(s) and/or principal(s) approved by Lender must continue to control the Transferee and the applicable replacement guarantor approved by Lender and own, directly or indirectly, at least a 51% interest in such Transferee and such replacement guarantor.

Lender will not be required to demonstrate any actual impairment of its security or any increased risk of default under the Loan Agreement in order to declare the Debt immediately due and payable upon a Transfer in violation of this section. This provision will apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this section, (a) no transfer (whether or not such transfer constitutes a Transfer) may be made to any Prohibited Person, and (b) in the event of any transfer (whether or not such transfer constitutes a Transfer), results in a change of Control of any Individual Borrower or in any person and its Affiliates owning ten percent (10%) or greater of the ownership interest in a Restricted Party (where the transferee did not previously own ten percent (10%) or greater of the ownership interest in such Restricted Party), (A) Borrower is required to provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number and (B) Lender must have received Satisfactory Search Results with respect to the proposed transferee and such controlling principals, (C) in the event any transfer (whether or not such transfer constitutes a Transfer) results in any change in Control of a Restricted Party and/or any person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower must, prior to such transfer and/or change in Control, deliver to Lender an additional nonconsolidation opinion and a Rating Agency Confirmation, and (D) any such transfer must be permitted pursuant to the terms of the Property Documents.

In the event of the death or incompetency of Guarantor, Borrower is required to cause Guarantor to be replaced with an Approved Transferee who Controls each Individual Borrower by causing such Approved Transferee to (i) execute and deliver to Lender a guaranty of recourse obligations in form substantially the same as the Guaranty and an environmental indemnity agreement in form substantially the same as the Environmental Indemnity, each within sixty (60) days after the occurrence of such death or incompetency, pursuant to which such Approved Transferee will assume all of the obligations of Guarantor under the Guaranty and Environmental Indemnity, and (ii) deliver to Lender such information, documentation and opinions as may be required by Lender in connection with such assumption. Upon the assumption of Guarantor’s obligations under the Guaranty and Environmental Indemnity by an Approved Transferee pursuant to this paragraph, such Approved Transferee will be deemed the Guarantor for all purposes under the Loan Agreement and the Loan Documents.

Notwithstanding anything to the contrary contained under this heading or in any other Loan Document, in no event may any Individual Borrower or Principal be (I) a Prohibited Entity, (II) controlled (directly or indirectly) by any Prohibited Entity, or (III) more than 49% owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate).

“3650” means 3650 REIT Investment Management LLC, a Delaware limited liability company.

“3650 Fund” means 3650 CAL Bridge Lending LLC, a Delaware limited liability company.

“Affiliate” means, as to any person, any other person that, directly or indirectly, is in control of, is controlled by or is under common control with such person. Such term includes Guarantor unless otherwise specified or if the context may otherwise require.

“Affiliated Manager” means any property manager which is an Affiliate of any Individual Borrower, Principal or Guarantor, or in which Borrower, Principal or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Approved Transferee” means a person who (1) i/s neither an Embargoed Person nor a Prohibited Entity and (2) possesses the experience and financial strength and enjoys a reputation and standing in the business community, which in Lender’s discretion based on underwriting and credit criteria typically applied to similar loans which are sold in the secondary market (as evidenced, in part, Satisfactory Search Results), is sufficient and comparable to others who own and operate properties similar in size, use, value and location to the 111 River Street Mortgaged Property, and who, at Lender’s option, may be conditioned upon Lender’s receipt of a Rating Agency Confirmation.

“Change in Control Conditions” means, with respect to any Change in Control Event, collectively, all of the following: (a) the delivery to Lender of not less than thirty (30) days’ prior written notice of such Change in Control Event (or either (x) if a Change in Property Management Event will not occur in connection with such Change in Control Event, not less than ten (10) days’ prior written notice of such Change in Control Event, or (y) if a Change in Property Management Event will occur in connection with such Change in Control Event and the applicable replacement Manager will be a Qualified Manager described in clause (a) of the definition of “Qualified Manager”, not less than fifteen (15) Business Days’ prior written notice of such Change in Control Event) indicating the proposed date of such Change in Control Event, together with copies of all instruments or agreements, if any, effecting such Change in Control Event; (b) prior to or simultaneously with such Change in Control Event, a Replacement Guarantor has been executed and delivered to Lender (x) a new guaranty of recourse obligations substantially in the form of the Guaranty (the “Replacement Guaranty”) (provided that the Replacement Guarantor will not be liable under the Replacement Guaranty for any acts, events, omissions or occurrences to the extent the same occurred prior to the consummation of the Change in Control Event), (y) a new environmental indemnity agreement substantially in the form of the Environmental Indemnity (the “Replacement Environmental Indemnity”) (provided that the Replacement Guarantor will not be liable under the Replacement Environmental Indemnity for any acts, events, omissions or occurrences to the extent the same occurred prior to the consummation of the Change in Control Event; provided further that, in lieu of providing a Replacement Environmental Indemnity, Preferred Member may deliver to Lender (i) an environmental impairment liability policy in form and substance (including without limitation as to scope, duration and amount) reasonably acceptable to Lender and (ii) evidence reasonably acceptable to Lender that policy premiums with respect to such insurance policy have been paid prior to or concurrently with the consummation of the related Change in Control Event) and (z) an opinion of counsel in form and substance reasonably satisfactory to Lender, regarding the valid formation and good standing of such Replacement Guarantor, the due authorization and execution of such Replacement Guaranty and Replacement Environmental Indemnity by such Replacement Guarantor, and the enforceability against such Replacement Guarantor of such Replacement Guaranty and Replacement Environmental Indemnity; (c) prior to or simultaneously with such Change in Control Event, Lender’s KYC Searches have been completed with respect to such Replacement Guarantor and any person that, following the consummation of such Change in Control Event, will, together with its Affiliates, own ten percent (10%) or greater of the ownership interest in any Restricted Party (where the transferee did not previously own ten percent (10%) or greater of the ownership interest in such Restricted Party); (d) at the time of such Change in Control Event and at all times thereafter, (x) Preferred Member must be Controlled by 3650 and (y) no less than one-half of one percent (0.5%) of the direct or indirect ownership interest in Preferred Member must be owned by 3650 (and Borrower must have delivered to Lender evidence reasonably satisfactory to Lender of the foregoing (including, without limitation, an updated organizational chart of Preferred Member)); (e) such Change in Control Event will not violate the terms of the Ground Lease; (f) Borrower has paid all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such Change in Control Event (including, without limitation, Lender’s reasonable attorneys’ fees and expenses); and (g) Borrower has delivered to Lender any and all other documents, certificates and opinions as may be reasonably required by Lender in connection with such Change in Control Event (including, without limitation, any evidence reasonably requested by Lender that the foregoing conditions have been satisfied). For the avoidance of doubt, the Change in Control Conditions will not be deemed satisfied unless a Change in Control Event is simultaneously effectuated with respect to both Joint Ventures in accordance with the terms of each applicable JV Agreement. Upon the execution and delivery to Lender of the Replacement Guaranty and the Replacement Environmental Indemnity by Replacement Guarantor pursuant to this paragraph, (I) the previous guarantor being so replaced will be released from any further liability under the Guaranty and the Environmental Indemnity for acts or events occurring after the effective date of the Replacement Guaranty and Replacement Environmental Indemnity (as applicable) executed by the Replacement Guarantor, which are not caused by or arising out of any acts or events occurring or liabilities arising prior to or simultaneously with such effective date, and (II) such Replacement Guarantor will be deemed the Guarantor for all purposes under the Loan Agreement and the Loan Documents.

“Change in Control Event” means the exercise by Preferred Member of its rights to a “Removal” (as defined in the JV Agreement), during continuance of an “event of default” (as defined in the JV Agreement) or during the continuance of a “Performance Standard Failure” (as defined in the JV Agreement), changing Control of each Joint Venture (and each Individual Borrower) in accordance with the terms of each JV Agreement.

“Change in Property Management Conditions” means, with respect to any Change in Property Management Event, collectively, all of the following: (a) the delivery to Lender of not less than thirty (30) days’ prior written notice of such Change in Property Management Event (or, if the applicable replacement Manager will be a Qualified Manager described in clause (a) of the definition of “Qualified Manager”, not less than fifteen (15) Business Days’ prior written notice of such Change in Control Event) indicating the proposed date of such Change in Property Management Event; (b) (i) not later than thirty (30) days after the effective termination date of the existing Management Agreement, a Qualified Manager assumes management of the 111 River Street Mortgaged Property pursuant to a Replacement Management Agreement and (ii) if requested by Lender, Borrower is required to deliver to Lender evidence that the engagement of such Qualified Manager will not result in a

Property Document Event; (c) Borrower has paid all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such Change in Property Management Event (including, without limitation, Lender’s reasonable attorneys’ fees and expenses); and (d) Borrower has delivered to Lender any and all other documents, certificates and opinions as may be reasonably required by Lender in connection with such Change in Property Management Event. For the avoidance of doubt, the Change in Property Management Conditions will not be deemed satisfied unless a Change in Property Management Event is simultaneously effectuated with respect to both Joint Ventures in accordance with the terms of each applicable JV Agreement.

“Change in Property Management Event” means the exercise by Preferred Member of its rights to, during continuance of an “Event of Default” (as defined in the JV Agreement) or during the continuance of a “Performance Standard Failure” (as defined in the JV Agreement), cause Borrower to terminate the Management Agreement and replace the Manager in accordance with the terms of each JV Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of voting securities or other beneficial interests, by contract or otherwise, and Control will not be deemed absent solely because another person has approval or veto power with respect to major decisions being made by such person. The terms “Controlled” and “Controlling” have correlative meanings.

“Crowdfunded Person” means a person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or similar methods.

“Embargoed Person” means with respect to a Borrower Party, none of the funds or other assets of any Borrower Party constitute Property of, or are beneficially owned, directly, indirectly, or by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the 111 River Street Loan Combination made by the Lender is in violation of applicable law.

“JV Agreement” means, collectively, (a) that certain Limited Liability Company Agreement of 111 River Street Holdco JV LLC, a Delaware limited liability company (the “River and First Joint Venture”), dated as of the Origination Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (b) that certain Limited Liability Company Agreement of 111 River Street Holdco JV II LLC, a Delaware limited liability company (the “280 - 10 Joint Venture”; together with the River and First Joint Venture, collectively, the “Joint Venture”), dated as of the Origination Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“KYC Conditions” means the following conditions, each of which is required to be satisfied with respect to a person proposed as a Replacement Guarantor: (i) such person has been the subject of Lender’s normal, standard ordinary course of business credit and regulatory review process (with satisfactory results), including the verification that the introduction of such person as a Replacement Guarantor will not cause a violation by Lender of its loan-to-one borrower limitations or similar regulatory requirements (the requirements of this clause (i), hereinafter, “KYC Searches”); and (ii) neither such person nor any party with Control over such person: (a) with respect to any individual, has been convicted of, or pled guilty or no contest to, a felony (excluding DUI) in the last ten (10) years; (b) would cause a violation of certain covenants contained in the Loan Agreement if such person were, as applicable, a Guarantor; (c) has been the subject of a voluntary bankruptcy or involuntary bankruptcy in the last ten (10) years, which involuntary bankruptcy was not dismissed or was consented to by such person; (d) has material outstanding judgments against it, which are not covered by insurance and would have a material adverse effect on such person’s ability to perform any required obligations under the Loan Documents to which it is a party; (e) has instituted an action for lender liability against any lenders as a debtor, obligor or guarantor relative to real estate or related financing in the last ten (10) years; or (f) is an existing or prior borrower of Lender (or a guarantor of such an obligation) which is or was in material default of its obligations to Lender resulting in a foreclosure, a deed-in-lieu thereof or other transfer of the related collateral securing the debt in the last ten (10) years.

“KYC Searches” has the meaning set forth in the definition of KYC Conditions.

“Material Adverse Effect” means a material adverse effect on the value, current use or operation of the 111 River Street Mortgaged Property, the business, operations or condition (financial or otherwise) of any Individual Borrower or Guarantor, the security intended to be provided by the Mortgage and the other Loan Documents, the current ability of the 111 River Street Mortgaged Property to generate sufficient cash flow to service the 111 River Street Loan Combination, any Individual Borrower’s ability to pay its obligations when due, any Individual Borrower’s ability to perform its obligations under the Loan Documents or the ability of Guarantor to perform its obligations under the Guaranty.

“Minor Transfer” means a transfer of non-Controlling, indirect limited partnership or non-managing membership interests in any Restricted Party in accordance with the terms of the Loan Agreement, which transfer (x) does not result in a change of Control of any Restricted Party and (y) does not result in any person (together with its Affiliates) owning ten percent (10%) or greater of the ownership interest in a Restricted Party (where the transferee did not previously own ten percent (10%) or greater of the ownership interest in such Restricted Party prior to giving effect to such transfer).

“PACE Lien” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the 111 River Street Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the 111 River Street Mortgaged Property.

“Preferred Equity Investment” means that certain equity investment in the sole member of each Individual Borrower made on the Origination Date by Preferred Member, pursuant to which Preferred Member is entitled to receive a preferred rate of return on such equity investment.

“Preferred Member” means 3650 CAL BRIDGE HOBOKEN, LLC, a Delaware limited liability company.

“Prohibited Entity” means any person which (i) is a Delaware statutory trust, or that is Controlled by a Delaware statutory trust, or in which a Delaware statutory trust owns any direct or indirect ownership interest, (ii) owns a direct or indirect interest in Borrower or the 111 River Street Mortgaged Property through a tenancy-in-common (other than each Individual Borrower’s interest in the 111 River Street Mortgaged Property pursuant to the TIC Agreement), and/or (iii) is a Crowdfunded Person, or that is Controlled by a Crowdfunded Person, or in which a Crowdfunded Person owns any direct or indirect ownership interest.

“Prohibited Person” means any person:

(a)       listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order Nos. 12947, 130199 and 13224 and all modifications thereto or thereof (collectively, the “Executive Order”);

(b)       that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)       with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)       who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)       that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/downloads/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f)        who is an Affiliate of or affiliated with a person listed above.

“Property Document” means, individually or collectively (as the context may require), each recorded document listed on a schedule to the Loan Agreement, and any replacements, amendments, or supplements thereto.

“Property Document Event” means any event which would, directly or indirectly, cause a termination right, right of first refusal, right of first offer or any other similar right, cause any termination fees to be due or would cause a material default of any Borrower to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing will not be deemed a Property Document Event to the extent Lender’s prior written consent is obtained with respect to the same.

“Qualified Manager” means (a) any of CBRE, Colliers, JLL, Newmark Knight Frank, Avison Young or Cushman & Wakefield, or (b) a reputable and experienced professional property management organization approved by Lender, which approval may not have been unreasonably withheld, conditioned or delayed, and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that with respect to any Affiliated Manager, Lender has received an Additional Insolvency Opinion; provided, however, in order for any entity to qualify as a “Qualified Manager” under clauses (a) or (b) above, the following must also be true at the time of determination: (A) such entity has not been the subject of a voluntary or involuntary bankruptcy proceeding in the previous seven (7) years, (B) such entity has not been, and is not Controlled by any party which has ever been, convicted of a felony, and (C) such entity has never been, and is not affiliated with any person which has been, indicted or convicted for a Patriot Act offense, is not on any anti-terrorism list and Lender has received Satisfactory Search Results with respect to such entity.

“Qualified Transferee” means one or more of the following:

(a)       a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such person referred to in this clause (a) satisfies the Eligibility Requirements;

(b)       an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such person referred to in this clause (b) satisfies the Eligibility Requirements;

(c)       an institution substantially similar to any of the entities described in the foregoing clauses (a) or (b) that satisfies the Eligibility Requirements; or

(d)       any other person (including opportunity funds) that has been approved as a Qualified Transferee by the Rating Agencies pursuant to the Loan Agreement.

Notwithstanding anything to the contrary contained in this definition of Qualified Transferee, in no event may any Prohibited Person be a “Qualified Transferee”.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event with respect to which such Rating Agency Confirmation is sought will not in and of itself result in the downgrade, withdrawal or qualification of the then current rating assigned to any Securities (if then rated by such Rating Agency); provided that upon receipt of a written acknowledgment or waiver (which may be in electronic form and whether or not specifically identifying the matter or in general, press release form) from a Rating Agency indicating its decision not to review or to waive review of the matter for which Rating Agency Confirmation is sought, or following the failure of a Rating Agency to respond to the request for which Rating Agency Confirmation is sought within the time frames and in the manner prescribed in any pooling or trust and servicing agreement governing the administration of all or any portion of the 111 River Street Loan Combination, the requirement to obtain a Rating Agency Confirmation for such matter at such time will be considered not to apply (as if such requirement did not exist for such matter at such time) with respect to such Rating Agency. In the event that, at any given time, no Certificates are then outstanding, then the term Rating Agency Confirmation will be deemed instead to require the prior written consent of Lender.

“Replacement Guarantor” means a person (a) that has on the date of delivery of any replacement guaranty pursuant to the Loan Agreement, and agrees to maintain pursuant to such guaranty, a “Net Worth” (as defined in the Guaranty) of not less than the “Net Worth Threshold” (as defined in the Guaranty) (it being acknowledged and agreed that such person will not be required to satisfy the “Liquid Assets Threshold” (as defined in the Guaranty) either on the date of delivery of such replacement guaranty or thereafter), (b) with respect to which the KYC Conditions have been satisfied, (c) that is Controlled by 3650, (d) with respect to which (x) no less than fifty-one percent (51%) of the direct or indirect ownership interest in such person is be owned by CalSTRS or by a Qualified Transferee, and (y) no less than one-half of one percent (0.5%) of the direct or indirect ownership interest in such person must be owned by 3650, (e) that Controls Preferred Member and each Individual Borrower (including that such person is the only person that can cause a voluntary Bankruptcy Event with respect to Borrower), (f) that, at the time of the applicable Change in Control Event and at all times thereafter, owns no less than one-half of one percent (0.5%) of the direct or indirect ownership interest in Preferred Member and (g) the organizational documents of which must be in form and substance reasonably satisfactory to Lender.

“Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement must be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), after a Securitization, Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation with respect to such management agreement, (b) a conditional assignment and subordination of management agreement substantially in the form of the Assignment of Management Agreement (or such other form reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense; and (c) if such replacement manager is an Affiliated Manager, Borrower has delivered, or cause to be delivered, to Lender, an updated Additional Insolvency Opinion with respect to such Affiliated Manager.

“Restricted Party” means each Individual Borrower, Principal, Guarantor, Borrower Sponsor and any Affiliated Manager and any shareholder, partner, member or non-member manager, and any direct or indirect legal or beneficial owner of, any Individual Borrower, Principal, Guarantor, Borrower Sponsor, any Affiliated Manager or any non-member manager.

“Satisfactory Search Results” means the results of credit history check, litigation, lien, bankruptcy, judgment and other similar searches with respect to any person and its direct and indirect owners and its applicable affiliates, in each case, (i) revealing no matters which would have a Material Adverse Effect; (ii) demonstrating that any transferee is neither an Embargoed Person nor a Prohibited Entity and (iii) yielding results which are otherwise acceptable to Lender in its sole discretion acting in good faith.

“Sale or Pledge” means a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“TIC Agreement” means that certain Tenants in Common Agreement, by and among each Individual Borrower, dated as of the Origination Date, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and provisions of the Loan Agreement.

Assumption

No assumption of the 111 River Street Loan Combination is permitted during the period that is 90 days prior to and continuing until 90 days following the securitization of any portion of the 111 River Street Loan Combination. The Borrower will have the right to unlimited Transfers of the 111 River Street Mortgaged Property in its entirety (a “Special Transfer”) with the Lender’s consent not to be unreasonably withheld, provided the Lender receives prior written notice of such transfer and no 111 River Street Mortgage Loan Event of Default exists both at the time such notice is give as and of the closing date of the transaction, and provided further that the following additional requirements are satisfied:

(a)       the identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the 111 River Street Mortgaged Property), financial condition, creditworthiness (including, without limitation, no pending regulatory action or litigation and no existing defaults under any other permitted indebtedness), single purpose nature and bankruptcy remoteness of the transferee (“Transferee”) must be reasonably satisfactory to Lender, including, without limitation, receipt of Satisfactory Search Results with respect to such Transferee;

(b)       the identity, experience (including, without limitation, demonstrated expertise in owning and operating properties similar in location, size, class and operation to the 111 River Street Mortgaged Property), financial condition and creditworthiness (including, without limitation, no history of any bankruptcy or similar proceeding within the preceding ten (10) years) of the sponsor(s) or principals(s) of Transferee and of any party proposed to become a substitute Guarantor, as evidenced by financial statements and other information requested by Lender, must be reasonably satisfactory to Lender, including, without limitation, receipt of Satisfactory Search Results with respect to such sponsor(s) or principal(s) of Transferee and of any party proposed to become a substitute Guarantor;

(c)       the organizational documents of the Transferee and its sponsor(s) or principal(s) must be in form and substance satisfactory to Lender;

(d)       Borrower or Transferee must pay any and all reasonable out-of-pocket costs incurred in connection with the transfer (including, without limitation, Lender’s attorneys’ fees and disbursements and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes and any fees of the Rating Agencies), it being acknowledged and agreed that Borrower has this obligation if the transaction is not consummated;

(e)       the Transferee must comply with all of the single purpose entity requirements set forth in the Loan Agreement;

(f)        the Transferee must not be an Affiliate of either Borrower or Guarantor;

(g)       the Transferee must not be (I) a Prohibited Entity, (II) controlled (directly or indirectly) by any Prohibited Entity or (III) more than 49% owned (directly or indirectly) by any Prohibited Entity;

(h)       the Transferee must assume all of the obligations of Borrower under the Note, the Mortgage, the Loan Agreement and the other Loan Documents, and the sponsor(s) or principal(s) of Transferee and any other party approved by Lender (or an Affiliate or principal thereof acceptable to Lender in all respects) must assume all of the obligations of Guarantor under the Guaranty and the Environmental Indemnity, in each case, in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender and delivering such legal opinions as Lender may reasonably require;

(i)        the 111 River Street Mortgaged Property must be managed by a Qualified Manager following such transfer;

(j)        the Transferee must deliver to Lender a Rating Agency Confirmation with respect to the transfer and the assumption by Transferee;

(k)       the Transferee must deliver an endorsement to the existing title insurance policy in form and substance reasonably acceptable to Lender insuring the Mortgage as modified by the assumption agreement, as a valid first lien on the 111 River Street Mortgaged Property and naming Transferee as owner of the 111 River Street Mortgaged Property, naming the then current holder of the 111 River Street Loan Combination as the insured, bringing forward the date and time of the title insurance policy to the date and time of the recording of the assumption agreement or a memorandum thereof, and addressing such other matters as Lender must require, and which endorsement must insure that as of the recording of the assumption agreement, the 111 River Street Mortgaged Property must not be subject to any additional exceptions or liens other than those contained in the title insurance policy;

(l)        Borrower must pay to Lender an assumption fee for such assumption of the 111 River Street Loan Combination equal to (I) with respect to the first (1st) such assumption under the Loan Agreement, $250,000.00, (II) with respect to the second (2nd) such assumption under the Loan Agreement, one-half of one percent (0.5%) of the outstanding principal balance of the 111 River Street Loan Combination, and (III) with respect to any subsequent assumption under the Loan Agreement, one percent (1.0%) of the outstanding principal balance of the 111 River Street Loan Combination; and

(m)      the Transferee must deliver to Lender an additional nonconsolidation opinion with respect to the proposed Transferee and its constituent entities (partners, members or shareholders).

For the avoidance of doubt, the provisions set forth above will not apply to a Change in Control Event, provided that all of the Change in Control Conditions are satisfied.

Maintenance and Repair

Each Individual Borrower must do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the 111 River Street Mortgaged Property, and comply in all material respects with all legal requirements applicable to it and the111 River Street Mortgaged Property. Borrower is not permitted, and will not permit, allow or cause Manager or any other person in occupancy of or involved with the operation or use of the 111 River Street Mortgaged Property to, commit any act or omission affording the federal government or any state or local government the right of forfeiture against the 111 River Street Mortgaged Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower is required to at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of the 111 River Street Mortgaged Property used in the conduct of its business and is required to keep the 111 River Street Mortgaged Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower is required to keep the 111 River Street Mortgaged Property insured at all times by insurers meeting the requirements set forth in the Loan Agreement, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in the Loan Agreement.

Alterations

Borrower is required to obtain Lender’s prior written consent to any alterations to any improvements, which consent will not be unreasonably withheld except with respect to alterations that are reasonably likely to have a Material Adverse Effect, in which case Lender’s prior written consent may be granted or withheld in Lender’s sole and absolute discretion. Notwithstanding the foregoing, Lender’s consent will not be required in connection with any alterations that are not reasonably likely to have a Material Adverse Effect and that are either: (a) alterations made in connection with tenant improvement work performed pursuant to the terms of any lease executed in accordance with the terms of the Loan Agreement and that do not adversely affecting any structural component of any improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (b) alterations performed in connection with the Restoration of the 111 River Street Mortgaged Property in accordance with the terms and provisions of the Loan Agreement, or (c) any other minor, non-structural alterations which do not cost, in the aggregate during the term of the 111 River Street Loan Combination, in excess of an amount equal to the Alteration Threshold and that do not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any improvements or the exterior of any building constituting a part of any Improvements. If the total unpaid amounts with respect to any alterations to the Improvements (other than such amounts to be paid or reimbursed by tenants under the Leases) at any time exceed the Alteration Threshold, Borrower is required to promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) a letter of credit acceptable to Lender in its sole and absolute discretion, or (D) a completion bond or letter of credit issued by a financial institution having a rating by S&P of not less than A-1+ if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith. Such security is required to be in an amount equal to the excess of the total unpaid amounts with respect to such alterations to the improvements other than such amounts to be paid or reimbursed by tenants under the leases) over the Alteration Threshold and applied from time to time at the option of Lender to pay for such alterations or to terminate any of the alterations and restore the 111 River Street Mortgaged Property to the extent necessary to prevent any material adverse effect on the value of the 111 River Street Mortgaged Property.

“Alteration Threshold” means an amount equal to five percent (5%) of the outstanding principal balance of the 111 River Street Loan Combination.

“Restoration” means the repair and restoration of the 111 River Street Mortgaged Property after a Casualty or Condemnation as nearly as possible to the condition the 111 River Street Mortgaged Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender.

Leasing Matters

Borrower may enter into a proposed lease (and/or the renewal or extension of an existing lease (a “Renewal Lease”) that is not a Major Lease without the prior written consent of Lender, provided no 111 River Street Mortgage Loan Event of Default is then continuing and such proposed lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original lease) and otherwise meets or exceeds the Minimum Leasing Guidelines, (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) does not contain any terms which would reasonably be expected to have or do have a Material Adverse Effect, (iv) is subject and subordinate to the Mortgage and the lessee thereunder agrees to attorn to Lender and any purchaser at a foreclosure sale, (v) does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the 111 River Street Mortgaged Property, (vi) has a base term of (A) more than three (3) years and (B) less than fifteen (15) years including options to renew, (vii) has no rent, credits, free rents or concessions granted thereunder other than those which are reasonable and customary and comparable to existing local market terms, and (viii) is written on the standard form of lease approved by Lender (subject to any changes negotiated with the tenant that are commercially reasonable). All proposed leases which do not satisfy the requirements set forth in this paragraph will be subject to the prior written consent of Lender. Promptly following Lender’s written request, Borrower is required to deliver to Lender copies of all leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this section. Borrower is required to pay the reasonable out-of-pocket costs and expenses associated with Lender or its counsel’s review of any lease for which Lender’s consent may be required under this paragraph.

Borrower (i) is required to observe and perform in all material respects all the obligations imposed upon the lessor under the leases and will not do, and must use commercially reasonable efforts not to permit to be done, anything to impair the value of any of the leases; (ii) is required to promptly send copies to Lender of all default and other material notices which Borrower sends or receives with respect to any Major Leases; (iii) is required to use commercially reasonable efforts to enforce all of the terms, covenants and conditions contained in the leases in all material respects upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease which will require Lender’s prior written consent, not to be unreasonably withheld if the applicable tenant is in default beyond applicable grace, notice and cure periods under the applicable Major Lease); (iv) must not collect any of the rents more than one (1) month in advance (except Security Deposits will not be deemed rents collected in advance); (v) must, promptly upon receipt, deposit all Lease Termination Payments into the Rollover Reserve Account; (vi) must not execute any other assignment of the lessor’s interest in any of the leases or the rents; and (vii) must not consent to any assignment of or subletting under any leases not in accordance with their terms, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of or terminate, reduce rents, accept a surrender of space under, or shorten the term of, any lease which is not a Major Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such lease is not a Major Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a material adverse effect on the use, value or operation of the 111 River Street Mortgaged Property taken as a whole, and provided that such lease, as amended, modified or waived, is otherwise in compliance with the requirements of the Loan Agreement and any lease subordination agreement binding upon Lender with respect to such lease. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this paragraph will be subject to the prior written consent of Lender, at Borrower’s expense. Borrower is required to deliver to Lender written notice of any tenant default under any Major Lease promptly following Borrower’s knowledge of the same. At Lender’s request, Borrower is required to promptly deliver to Lender copies of all leases, amendments, modifications and waivers which are entered into pursuant to this paragraph together with Borrower’s certification that it has satisfied all of the conditions set forth in this paragraph.

Notwithstanding anything contained in the Loan Agreement to the contrary, Borrower must not, without the prior written consent of Lender (which consent will not be unreasonably withheld) and without at least ten (10) Business Days prior written notice to Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease.

Borrower is required to hold any and all monies representing security deposits under the leases (the “Security Deposits”) received by Borrower in a subaccount of Borrower’s operating account, in accordance with the terms of the respective lease and applicable law, and is permitted to only release the Security Deposits in order to return a tenant’s Security Deposit to such tenant if such tenant is entitled to the return of the Security Deposit under the terms of the lease.

To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this section and Lender thereafter fails to respond, Lender’s approval will be deemed given with respect to the matter for which approval was requested.

Notwithstanding anything contained in the Loan Agreement to the contrary, Borrower may not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any lease during a Trigger Period.

“Deemed Approval Requirements” means, with respect to any matter, that (i) no 111 River Street Mortgage Loan Event of Default has occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower has sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions of the Loan Agreement (the “Initial Notice”), which such Initial Notice must be (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Initial Notice has been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Lender has failed to respond to Borrower in writing (which may be by e-mail) to the Initial Notice within the aforesaid time-frame; (iv) Borrower has submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions of the Loan Agreement (the “Second Notice”), which such Second Notice must be (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice has been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Lender has failed to respond to Borrower in writing (which may be by email) to the Second Notice within the aforesaid time-frame. For purposes of clarification, a response from Lender means either (X) Lender requesting additional and/or clarified information, or (Y) Lender approving or denying any request (in whole or in part).

“Lease Termination Payments” means all payments made to Borrower in connection with any termination, contraction, cancellation, surrender, sale or other disposition of any lease.

“Major Lease” means: (i) any lease which (A) together with all other leases to the same tenant and to all Affiliates of such tenant (and assuming the exercise of all expansion rights and all preferential rights to lease additional space at the 111 River Street Mortgaged Property pursuant to such lease(s), if any), covers more than 40,000 square feet at the 111 River Street Mortgaged Property, in the aggregate, (B) is with an Affiliate of any Individual Borrower or (C) contains an option or preferential right to purchase all or any portion of the 111 River Street Mortgaged Property; and (ii) any instrument guaranteeing or providing credit support for any lease identified in clause (i) above.

Management Agreement

The improvements on the 111 River Street Mortgaged Property are operated under the terms and conditions of the Management Agreement. In no event will the management fees under the Management Agreement exceed three percent (3.0%) of the Gross Income from Operations. Borrower is required to (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement, on the part of Borrower to be performed and observed to the end that all things will be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any written notice by Manager to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Other than pursuant to a Change in Property Management Event (provided that all of the Change in Property Management Conditions are satisfied), Borrower must not surrender the Management Agreement, consent to the assignment by the Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement, or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing. Borrower has assigned to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of the Loan Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement, in any respect, and any such surrender of the Management Agreement, or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement, without the prior written consent of Lender will be void and of no force and effect. If Borrower defaults in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of the Loan Agreement, and without waiving or releasing Borrower from any of its obligations under the Loan Agreement, Lender has the right, but is under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement will be kept unimpaired and free from default. Lender and any person designated by Lender have, and have been granted, the right to enter upon the 111 River Street Mortgaged Property at any time and from time to time for the purpose of taking any such action. If the Manager fails to deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice will constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower must not, and must not permit the Manager to, sub-contract any or all of its management responsibilities under the Management Agreement to a third-party without the prior written consent of Lender. Borrower is required, from time to time, to obtain from the Manager such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be reasonably requested by Lender. Borrower is required to exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year before the last day upon which any such option may be exercised, and Borrower expressly authorized and appointed Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney is irrevocable and is deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph (i) will bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) will be deemed to constitute a portion of the Debt, (iii) will be secured by the lien of the Mortgage and the other Loan Documents and (iv) will be immediately due and payable upon demand by Lender therefor.

Without limitation of the foregoing, Borrower, upon the request of Lender, is required to terminate the Management Agreement and replace Manager, without penalty or fee, if at any time during the 111 River Street Loan Combination: (a) Manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding; (b) there exists a 111 River Street Mortgage Loan Event of Default; or (c) there exists a default by Manager under the Management Agreement beyond any applicable notice and cure periods. At such time as the Manager may be removed, (i) not later than thirty (30) days after the effective termination date, a Qualified Manager is required to assume management of the 111 River Street Mortgaged Property pursuant to a Replacement Management Agreement and (ii) if requested by Lender, Borrower is required to deliver to Lender evidence that the engagement of such Qualified Manager will not result in a Property Document Event.

To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent under this section and Lender thereafter fails to respond, Lender’s approval will be deemed given with respect to the matter for which approval was requested.

Tenant-in-Common Matters

Each Individual Borrower is required to: (i) perform and observe all of the covenants required to be performed and observed by it under the TIC Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) cause the TIC Agreement to remain in full force and effect at all times until payment in full of the 111 River Street Loan Combination; (iii) notify Lender of any default by any Individual Borrower under the TIC Agreement; and (iv) furnish to Lender a copy of any material written notice, communication or other written instrument or document received or given by any Individual Borrower under or relating to the TIC Agreement.

Without limiting any provision of the TIC Agreement, each Individual Borrower has waived (in each case until the Debt has been paid in full plus a period thereafter of three hundred sixty-seven (367) days): (i) any right to (and agrees not to) file any action for partition or other action of a similar nature with respect to the 111 River Street Mortgaged Property; (ii) any and all lien rights it may have under the TIC Agreement against any other Individual Borrower for advances made in connection with the continued ownership, operation and maintenance of the 111 River Street Mortgaged Property or as a result of the failure of any Tenant in-Common to perform its obligations under the TIC Agreement; (iii) any and all rights of subrogation, reimbursement, contribution, indemnity or otherwise arising by contract or operation of law (including, without limitation, any lien rights) from or against any other Individual Borrower until the Debt is paid in full and all of Borrower’s obligations under the Loan Documents are satisfied; and (iv) any claim or other right which such Individual Borrower might now have or hereafter acquire against any other Individual Borrower or any other person that arises from the existence or performance of any obligations under the TIC Agreement or the Loan Documents, including any right to participate in any claim or remedy of Lender against any other Individual Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Each Individual Borrower has agreed that the TIC Agreement and any and all rights and liens created thereby in favor of any Tenant in-Common (including, without limitation, rights to the payment of monies, rights of indemnity, lien rights, rights of first refusal, options to purchase or other rights of acquisition) are and sill be in all respects subordinate and inferior to the lien, security interest and terms of the Loan Agreement and the other Loan Documents. Borrower must not permit any payments to be made to any Tenant in-Common pursuant to the terms of the TIC Agreement without Lender’s prior written consent, except to the extent that all amounts then due and payable under the 111 River Street Loan Combination have been paid in full and such payments are made out of excess cash flow remaining after payment of current installments due under the Loan Documents and payments of operating expenses for the 111 River Street Mortgaged Property that are the obligation of Borrower to pay.

Each person or entity constituting Borrower has acknowledged that it would be difficult for Lender to administer the 111 River Street Loan Combination if a single party (the “Notice Party”) were not designated to give and receive all notices required to be given to or received from Borrower under the Loan Documents. Therefore, each Individual Borrower designates River and First Borrower as the “Notice Party”, and agrees that (i) all notices required to be given to Borrower under the Loan Agreement will be given to the Notice Party at the address shown for the “Notice Party” in the Loan Agreement or at such other address of which notice has been given to Lender pursuant to the terms of the Loan Agreement; (ii) all notices to Lender from Borrower will be given solely by the Notice Party, and Lender is authorized to act in reliance thereon; (iii) Lender will be authorized to deal exclusively with the Notice Party with respect to matters involving the obligations of Borrower under the Loan Documents, without consultation with or notice to any other party comprising Borrower; (iv) the Notice Party will have the power and authority to make all decisions in respect of the management and operation of the 111 River Street Mortgaged Property and the administration of the 111 River Street Loan Combination, including, without limitation, the authority to appoint a property manager, to enter into service contracts, leases and other agreements and to otherwise conduct the operations of the 111 River Street Mortgaged Property, and Notice Party must at all times be Controlled by Guarantor; and (v) Lender will not be required to accept notice from any party comprising Borrower other than the Notice Party.

Borrower is not permitted to terminate, cancel, amend, modify, renew or extend the TIC Agreement, or add new parties thereto, or enter into any other agreement relating to the ownership, management or operation of the 111 River Street Mortgaged Property, in each case unless: (i) Borrower has obtained Lender’s prior written consent thereto; and (ii) Borrower has provided Lender with a Rating Agency Confirmation from each of the Rating Agencies with respect thereto.

Notwithstanding any provisions of applicable legal requirements or the TIC Agreement to the contrary, until the indefeasible payment and discharge in full of the Debt, each Individual Borrower has agreed, jointly and severally, that (i) it will not, and has waived, to the fullest extent permitted under applicable law, any right to, file, commence, seek or prosecute an action for partition or forced sale of the 111 River Street Mortgaged Property and/or Improvements or any portion thereof and (ii) the TIC Agreement contains a provision waiving such rights. Borrower will not appoint another Notice Party without the prior written consent of Lender.

Each Individual Borrower has subordinated any and all rights and remedies of Borrower, including any payment rights, indemnification rights and rights of first refusal or purchase options in favor of any Individual Borrower in the TIC Agreement to the terms and conditions of the Loan Agreement and all other Loan Documents and has agreed not to exercise any such rights without the prior written consent of Lender.

During the term of the 111 River Street Loan Combination, each Individual Borrower has waived any and all rights to impose a lien (including with respect to capital calls) under the TIC Agreement, and any other rights arising from state law, against the interest of another Tenant in-Common during the term of the 111 River Street Loan Combination. During the term of the 111 River Street Loan Combination, any modification, waiver, amendment, discharge or change of the TIC Agreement will not be valid: (i) unless it is consented to in writing by Lender; and (ii) unless Borrower has provided Lender with a Rating Agency Confirmation from each of the Rating Agencies with respect thereto.

Each Individual Borrower is required to, and will cause all of its respective affiliates to, comply in all material respects with any and all state and federal securities laws in connection with the issuing, selling, transferring or marketing of tenancy-in-common interests in the 111 River Street Mortgaged Property. Without limiting the foregoing, no Individual Borrower, nor any of its respective Affiliates, may include any material untrue statement in any offering memorandum or other offering materials provided to prospective investors in connection with any potential investment in any such tenancy-in-common interests or omit any material fact or information from any such materials.

Notwithstanding anything to the contrary in the Loan Agreement, following the occurrence of a Change in Control Event and satisfaction of the Change in Control Conditions in accordance with the terms of the Loan Agreement, Preferred Member will have the right, subject to Lender’s approval (which approval may not be unreasonably withheld, conditioned or delayed so long as no 111 River Street Mortgage Loan Event of Default is then continuing), to compel each Individual Borrower to effectuate a Tenant-in-Common Roll-up to a newly formed entity (such entity, the “New Borrower”), provided that all of the following conditions have been satisfied: (i) the Individual Borrowers have executed and delivered to Lender an assumption agreement by the New Borrower (pursuant to which all of the obligations of Borrower under the Loan Agreement and the other Loan Documents will be assumed by such New Borrower), transfer documents evidencing the transfer of title to such new Borrower and a termination of the TIC Agreement, all in form and substance reasonably satisfactory to Lender; (ii) Borrower has delivered to Lender an endorsement to the existing title insurance policy in form and substance reasonably acceptable to Lender insuring the Mortgage as modified by the assumption agreement, as a valid first lien on the 111 River Street Mortgaged Property and naming the New Borrower as owner of the 111 River Street Mortgaged Property, naming the then current holder of the 111 River Whole Loan as the insured, bringing forward the date and time of the title insurance policy to the date and time of the recording of the assumption agreement or a memorandum thereof, and addressing such other matters as Lender may require, and which endorsement is required to insure that as of the recording of the assumption agreement, the 111 River Street Mortgaged Property will not be subject to any additional exceptions or liens other than those contained in the title insurance policy; (iii) the New Borrower is required to comply with all of the requirements of the single purpose provisions contained in the Loan Agreement, and the organizational documents of the New

Borrower (as well as any amendments or modifications to the organizational documents of the direct or indirect members of the New Borrower entered into in connection with such Tenant-in-Common Roll-up) must be in form and substance reasonably satisfactory to Lender; (iv) Borrower has delivered to Lender an organizational chart of New Borrower which identifies all direct and indirect equity and beneficial owners of ten percent (10%) or more of the equity and/or beneficial interests of New Borrower, and/or which Control New Borrower; (v) Guarantor has executed a reaffirmation of its obligations under the Guaranty and the Environmental Indemnity pursuant to a reaffirmation agreement in form and substance reasonably acceptable to Lender; (vi) Borrower has delivered to Lender a Rating Agency Confirmation with respect to such Tenant-in-Common Roll-up and the assumption of the Loan Documents by New Borrower; (vii) Borrower has have delivered to Lender an additional nonconsolidation opinion with respect to the New Borrower and its constituent entities (partners, members or shareholders); (viii) Borrower has delivered to Lender any and all other documents, certificates and opinions as may be reasonably required by Lender in connection with such Tenant-in-Common Roll-up; and (ix) Borrower has paid all costs and expenses incurred by Borrower or Lender in connection with such Tenant-in-Common Roll-up (including, without limitation, Lender’s reasonable out-of-pocket attorneys’ fees and disbursements and all recording fees, transfer taxes, title insurance premiums and mortgage and intangible taxes and any fees of the Rating Agencies).

Notwithstanding anything to the contrary in the Loan Agreement or in the TIC Agreement, in the event of any conflict between the terms and provisions set forth above and any of the terms and provisions of the TIC Agreement, the terms and provisions set forth above will govern and control.

JV Agreement

Borrower is not permitted to not cause, permit or suffer any JV Agreement to be amended, supplemented, restated, replaced or otherwise modified (each, a “JV Agreement Modification”), in each case, without Lender’s prior written consent in its sole discretion; provided, however, that, notwithstanding the foregoing, Lender’s consent will not be required with respect to any JV Agreement Modification if such JV Agreement Modification (i) does not increase the “Required Preferred Return” (as defined in the applicable JV Agreement), (ii) does not increase in any other material respect any monetary obligations of “Sponsor Member” under and as defined in the applicable JV Agreement, (iii) does not shorten the “Mandatory Redemption Date” (as defined in the applicable JV Agreement) or otherwise modify or amend the definition of “Mandatory Redemption Date” under any JV Agreement and (iv) does not modify or amend certain provisions of any JV Agreement or any other provision of any JV Agreement relating to Control of the applicable Joint Venture.

Ground Lease

Without limitation of the other provisions in the Loan Agreement, Borrower makes the following covenants with respect to the Ground Lease:

(a)       Borrower is required to (i) pay (or cause to be paid) all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease, (ii) diligently perform and observe (or cause to be performed and observed) in all material respects all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any written notice by the Fee Owner under the Ground Lease to Borrower of any default by Borrower and deliver to Lender a true copy of each such notice within two (2) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the Fee Owner under the Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within two (2) Business Days of Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Borrower in connection with such bankruptcy, reorganization or insolvency within two (2) Business Days after receipt.

(b)       Borrower is not permitted, without the prior written consent of Lender, to surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify,

change, supplement, alter or amend the Ground Lease, either orally or in writing, and if Borrower defaults in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Borrower and fails to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender has the right, but is under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease will be kept unimpaired and free from default. If the Fee Owner under the Ground Lease delivers to Lender a copy of any notice of default under the Ground Lease, such notice will constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower is required to exercise each individual option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and Borrower has expressly authorized and appointed Lender its attorney-in-fact to exercise any such option in the name of and on behalf of Borrower, which power of attorney is irrevocable and will be deemed to be coupled with an interest;

(c)       Borrower’s failure to exercise the aforesaid renewal option within the aforesaid period will, at Lender’s option, constitute an immediate 111 River Street Mortgage Loan Event of Default under the Loan Agreement.

(d)       notwithstanding anything contained in the Ground Lease to the contrary, Borrower is not permitted to further sublet any portion of the 111 River Street Mortgaged Property (other than as permitted as set forth in “—Leasing Matters”, without the prior written consent of Lender. Each sublease must provide that, (i) in the event of the termination of the Ground Lease, the sublease will not terminate or be terminable by the lessee thereunder; (ii) in the event of any action for the foreclosure of the Mortgage, the sublease will not terminate or be terminable by the lessee thereunder by reason of the foreclosure of the Mortgage unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (iii) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease must attorn to the Fee Owner under the Ground Lease or to the purchaser at the sale of the 111 River Street Mortgaged Property on such foreclosure, as the case may be.

(e)       subject to all legal requirements, from and after the occurrence and during the continuance of a 111 River Street Mortgage Loan Event of Default, Lender will have the right to require that any members (or representatives) of the O & M Board, that are in each case elected (or appointed) by Borrower (if any) to tender their written resignation, and Lender will have the right to replace such member(s) or representative(s) with a person(s) elected or appointed by Lender. Lender has required that all current members of the Board who are Affiliates, employees or agents of Borrower tender written resignations as of the Origination Date. Lender may submit such written resignations to the O & M Board at any time after the occurrence of a 111 River Street Mortgage Loan Event of Default, whereupon said resignations will be valid and afforded full recognition and effect. Further, Borrower is required to cooperate with Lender in all respects to replace said board members affiliated with Borrower with board members of Lender’s choosing. In addition, from and after the occurrence and during the continuance of a 111 River Street Mortgage Loan Event of Default, Lender will have the right to exercise all of the rights and privileges provided to Lender by the Loan Agreement and the other Loan Documents with respect to a 111 River Street Mortgage Loan Event of Default including, without limiting the generality of the foregoing, the right to exercise all voting rights accruing to a member of the O & M Board. While any such 111 River Street Mortgage Loan Event of Default continues, Borrower has nominated and appointed Lender irrevocably as Borrower’s proxy and attorney in fact to vote and, as Borrower’s agent, to act with respect to all such rights. Written notice of any such 111 River Street Mortgage Loan Event of Default from Lender to the O & M Board will be deemed conclusive as to such right of Lender to vote and to exercise all such rights.

“Fee Estate” means the fee interest of the lessor under the Ground Lease in the land and the improvements demised under the Ground Lease.

“Fee Owner” means the owner of the lessor’s interest in the Ground Lease and the Fee Estate.

“Ground Lease” means, individually and collectively, as the context may require, That certain Phase I Lease and Development Agreement, dated as of September 29, 2000, by and between the Port Authority of New York and New Jersey (the “Port Authority”) and the City of Hoboken, New Jersey (the “City”) as ground lessors (collectively, “Landlord”), and Block A South Waterfront Development, L.L.C., a Delaware limited liability company (“Original Ground Lessee”), which was recorded in the Hudson County Register of Deeds, New Jersey (the “Register’s Office”) on October 3, 2000 in Deed Book 5690, Page 98 (the “Original Ground Lease”), as amended by that certain First Amendment to Phase I Lease and Development Agreement, dated as of June 1, 2001, by and between Landlord and Original Ground Lessee, which was recorded in the Register’s Office on June 20, 2001 in Deed Book 5823, Page 234 (the “First Amendment”), as assigned to Phase I Block A South Waterfront Development, L.L.C., a Delaware limited liability company (“Successor Ground Lessee”), pursuant to the terms of that certain Assignment of Lease with Assumption and Consent, dated as of June 26, 2002, by and among Landlord, Original Ground Lessee and Successor Ground Lessee, which was recorded in the Register’s Office on July 9, 2002 in Deed Book 6012, Page 312, as further assigned to Waterfront Corporate Center Realty Corporation, a Delaware corporation (“Second Successor Ground Lessee”), pursuant to that certain Assignment and Assumption of Ground Lease, dated as of March 31, 2004, by and among Landlord, Successor Ground Lessee and Second Successor Ground Lessee, which was recorded in the Register’s Office on April 22, 2004 in Deed Book 7271, Page 102, as further assigned to Hub Hoboken Properties LLC, a Delaware limited liability company (which subsequently merged into Hub Properties Trust, a Maryland real estate investment trust), pursuant to that certain Assignment of Lease dated as of August 11, 2009, which was recorded in the Register’s Office on August 11, 2009 in Deed Book 8681, Page 297, and an Assignment of Lease between Hub Hoboken Properties LLC, a Delaware limited liability company, and Hub Properties Trust, a Maryland real estate investment trust (“Third Successor Ground Lessee”), dated as of January 20, 2011, as further assigned to 111 River Realty L.L.C., a New Jersey limited liability company (“Fourth Successor Ground Lessee”), pursuant to that certain Assignment of Lease with Assumption and Consent, dated as of July 1, 2016, by and among Landlord, Third Successor Ground Lessee and Fourth Successor Ground Lessee, which was recorded in the Register’s Office on July 5, 2016 in Deed Book 9129, Page 264, as further assigned to Borrower pursuant to that certain Assignment and Assumption of Lease and Consent, dated as of the Origination Date, by and among Landlord, Fourth Successor Ground Lessee and Borrower, as modified by the Ground Lease Estoppel, and as the same may be further amended, modified, renewed or supplemented from time to time in accordance with the provisions of the Loan Agreement.

“O & M Board” means a board comprised of one representative of the City, one representative of Borrower and one representative of the Port Authority.

Annual PILOT Rental

Borrower is not permitted to: (x) exercise any option it may have under the Ground Lease or otherwise elect to cease paying Annual PILOT Rental; (y) cause or permit the 111 River Street Mortgaged Property (or any portion thereof) to be placed on the municipal tax rolls; and/or (z) otherwise cause, permit or suffer the 111 River Street Mortgaged Property (or any portion thereof) to become subject to the payment of ad valorem real estate taxes.

“Annual Pilot Rental” means $1,424,805.64 per annum, subject to the escalation provisions set forth in the Ground Lease.

Risk Management

Insurance

The Borrower is required to obtain and maintain, or cause to be maintained, insurance for the Borrower and the 111 River Street Mortgaged Property providing at least the following coverages:

(i)        comprehensive “all risk” or “special form” insurance, including the peril of wind (named storms) on the improvements and the personal property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of the Loan Agreement means actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the improvements and personal property waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000 per occurrence, except for windstorm and earthquake, which provides for no deductible in excess of 5% of the total insurable value of the 111 River Street Mortgaged Property; and (D) providing “Ordinance or Law” coverage for loss to the undamaged portion of the Improvements, demolition and debris removal, and increased cost of construction in amounts acceptable to Lender, if any of the Improvements or the use of the 111 River Street Mortgaged Property at any time constitute legal non-conforming structures or uses. The Full Replacement Cost will be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment will relieve Borrower of any of its obligations under this subsection;

(ii)       commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the 111 River Street Mortgaged Property, such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in the Mortgage to the extent the same is available;

(iii)      loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in clauses (i), (iv)(B), (vi) through (viii), and (xi) of this paragraph, as applicable; (C) in an amount equal to 100% of the projected gross income from the 111 River Street Mortgaged Property on an actual loss sustained basis or for a minimum eighteen (18) month period. The amount of such business interruption/loss of rents insurance will be determined prior to the Origination Date and at least once each year thereafter based on Borrower’s reasonable estimate of the estimated gross income (less non-continuing expenses), in each case for the succeeding eighteen (18) month period and (D) containing a six (6) month extended period of indemnity provision or endorsement which provides that after the physical loss to the improvements and the personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the 111 River Street Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs. All insurance proceeds will be payable to Lender;

(iv)      at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the existing coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the insurance provided for in clauses (ii) and (ix) of this paragraph; and (B) the insurance provided for in clause (i) above to be written in a so-called builder’s risk completed value form in amounts reasonably acceptable to Lender (1) on a non-reporting basis, (2) against all risks insured against pursuant to clause (i) above, (3) must include permission to occupy the 111 River Street Mortgaged Property, and (4) must contain an agreed amount endorsement or provision waiving co-insurance provisions;

(v)       to the extent Borrower has any direct employees, workers’ compensation, subject to the statutory limits of the State in which the 111 River Street Mortgaged Property is located, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease aggregate in respect of any work or operations on or about the 111 River Street Mortgaged Property, or in connection with the 111 River Street Mortgaged Property or its operation (if applicable);

(vi)      equipment breakdown insurance, if applicable, in amounts as may be reasonably required by Lender on terms consistent with the commercial property insurance policy required under clauses (i) and (iii) above;

(vii)     if any portion of the improvements or personal property is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards (“SFHA”) pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts: coverage under a National Flood Insurance Program policy issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policy”) for all such improvements and/or personal property located in the SFHA in an amount equal to (1) the maximum limit of building and/or contents coverage available for the 111 River Street Mortgaged Property under the Flood Insurance Acts, subject to a deductible reasonably acceptable to Lender and coverage under a supplemental private insurance policy with a deductible reasonably acceptable to Lender plus (2) such additional amount equal to the maximum available through the Flood Insurance Acts;

(viii)    if required by Lender, earthquake (if property is located in seismic zone 3 or 4, with a PML SEL of 20% or greater), sinkhole and mine subsidence insurance in amounts equal to two times (2x) the probable maximum loss of the 111 River Street Mortgaged Property as determined by Lender in its sole discretion and in form and substance satisfactory to Lender, provided that the insurance pursuant to this clause (viii) must be on terms consistent with the all risk insurance policy required under clause (i) above;

(ix)      umbrella liability insurance in an amount not less than One Hundred Million Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under clause (ii) above;

(x)       if Borrower owns any motor vehicles or has any direct employees, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars ($1,000,000);

(xi)      such other additional insurance policies and coverage, and in such amounts, (A) as may be required pursuant to any and all agreements, declarations, covenants, and/or other arrangements to which Borrower is a party or to which Borrower or the 111 River Street Mortgaged Property is subject, including, without limitation, any declarations of covenants, the Property Documents, Replacements, conditions and restrictions or similar covenants and/or restrictions affecting the 111 River Street Mortgaged Property, franchise agreements, licenses or leases, and (B) as Lender from time to time may reasonably request against such other insurable hazards (including, but not limited to, sinkhole, min subsidence, mold, spores or fungus) which at the time are commonly insured against for property similar to the 111 River Street Mortgaged Property located in or around the region in which the 111 River Street Mortgaged Property is located.

All insurance policies required pursuant to the Loan Agreement must be obtained under valid and enforceable policies, in such forms and, from time to time after the Origination Date, in such amounts as may be reasonably satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the 111 River Street Mortgaged Property is located and reasonably approved by Lender. The insurance companies must have (1) a claims paying ability/financial strength rating of (X) “A” or better by S&P and (Y) “A2” or better by Moody’s, to the extent Moody’s rates the Securities (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Certificates, with no carrier below (I) “BBB” by S&P and (II) “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities, or (B) if five (5) or more insurance companies issue the insurance policies, then at least sixty percent (60%) of the insurance coverage represented by the insurance policies must be provided by insurance companies with a rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Securities, with no carrier below (I) “BBB” by S&P and (II) “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities, and (2) a rating of A:X or better in the current Best’s Insurance Reports (each such insurer will be referred to below as a “Qualified Insurer”).

Borrower will be required to maintain insurance against terrorism with amounts, terms and coverage consistent with those required under clauses (i), (ii), (iii) and (ix) of the second preceding paragraph. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension or reauthorization thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, Lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Notwithstanding the foregoing, in the event the TRIPRA is no longer in effect, Borrower is required to carry terrorism insurance throughout the term of the 111 River Street Loan Combination as required in the Loan Agreement, but in such event Borrower will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, Borrower will be required to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap.

“Terrorism Premium Cap” means an amount equal to two times (2.00x) the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the Loan Documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable Policy. The insurance policies required under clauses (i), (ii), (iii) and (ix) of the second preceding paragraph are required to provide a waiver of subrogation in favor of Lender. Not less than fifteen (15) days prior to the expiration dates of the insurance policies theretofore furnished to Lender pursuant to this section, Borrower is required to deliver certificates of insurance evidencing the renewal or successor insurance policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder. Borrower is required to supply an original or certified copy of the original insurance policy within ten (10) days of request by Lender, provided that such insurance policy is available. To the extent that the insurance policies providing terrorism coverage are maintained pursuant to a blanket policy that covers more than one location within a one thousand (1,000) foot radius of the 111 River Street Mortgaged Property (the “Radius”), the limits of such blanket policy must be sufficient to maintain terrorism coverage as set forth in this paragraph for the 111 River Street Mortgaged Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

Borrower is not permitted to obtain (i) any umbrella or blanket liability or casualty insurance policy unless, in each case, such insurance policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in the Loan Agreement and such insurance policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in the first paragraph of this section to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower is required to notify Lender of the same and to cause complete copies of each insurance policy to be delivered as set forth above. Any blanket insurance policy is required to provide the same protection as would a separate insurance policy insuring only the 111 River Street Mortgaged Property in compliance with the provisions of this section. Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty insurance policy under the Loan Agreement, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate insurance policy in compliance with the terms of this section.

All insurance policies provided for or contemplated by this section are required to name Borrower as a named insured and, in the case of liability policies, except for the insurance policy referenced in clauses (v) and (viii) of the first paragraph of this section, are required to name Lender as an additional insured, and in the case of property policies, including but not limited to boiler and machinery, loss of rents/business interruption, terrorism, earthquake and flood insurance, are required to contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder will be payable to Lender. Borrower is required to promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction, non-renewal or cancellation of any of the insurance policies or of any of the coverages afforded under any of the insurance policies.

All insurance policies required pursuant to the Loan Agreement must (i) with respect to the insurance policies of property insurance, contain clauses or endorsements to the effect that (1) no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any insurance policy which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, will in any way affect the validity or enforceability of the insurance insofar as Lender is concerned (2) the insurance policy may not be cancelled without at least thirty (30) days’ written notice to Lender, except for ten (10) days’ written notice for cancellation due to non-payment of premium; and (3) the issuer(s) of the insurance policies are required to give written notice to Lender if the issuers elect not to renew the insurance policies prior to its expiration; (ii) with respect to the insurance policies of liability insurance, provide that the insurance policy will not be cancelled without at least thirty (30) days’ written notice to Lender, except for ten (10) days’ written notice for cancellation due to non-payment of premium. If the issuers cannot or will not provide notice, the Borrower are required to provide such notice; and (iii) not contain any clauses or endorsements to the effect that Lender will be liable for any insurance premiums thereon or subject to any assessments thereunder.

All policies of insurance required pursuant to the Loan Agreement are required to be obtained under valid and enforceable policies, and will be subject to the approval of the Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The insurance policies are required to be issued by financially sound and responsible insurance companies authorized to do business in the state and having a claims paying ability rating of “A-” or better by S&P, and “A:X” or better by A.M. Best. No insurance policy will contain an exclusion from coverage under such insurance policy for loss or damage incurred as a result of an act of terrorism (including bio-terrorism) or similar acts of sabotage. Prior to the expiration dates of the insurance policies furnished to the Lender, certificates of insurance evidencing the insurance policies accompanied by evidence satisfactory to the Lender of payment of the premiums due under such insurance policies, must be delivered by the Borrower to the Lender.

Any blanket insurance policy is required to specifically allocate to the 111 River Street Mortgaged Property the amount of coverage from time to time required under the Loan Agreement and must otherwise provide the same protection as would a separate policy insuring only the 111 River Street Mortgaged Property in compliance with the Loan Agreement.

All insurance policies described above, except for the policy described in subsection (v) above are required to name the Borrower as the insured and the Lender (and its successors and assigns) as mortgagee, loss payee and additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, must contain a standard non-contributing mortgagee clause in favor of the Lender providing that the loss will be payable to the Lender.

In addition, all insurance policies described above are required to contain clauses to the effect that (i) no act or negligence of the Borrower, or anyone acting for the Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any insurance policy, which might otherwise result in a forfeiture of the insurance or any part of the insurance, will in any way affect the validity or enforceability of the insurance insofar as the Lender is concerned; (ii) the insurance policies on which Lender has the protection of a mortgageholder clause must not be canceled without at least 30 days’ notice to the Lender; (iii) the Lender will not be liable for any insurance premiums thereon or subject to any assessments under the insurance policy; and (iv) the insurance policies must contain a waiver of subrogation in favor of the Lender.

Casualty and Condemnation

If the 111 River Street Mortgaged Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower is required to give prompt notice of such damage to Lender and to promptly commence and diligently prosecute the completion of the Restoration of the 111 River Street Mortgaged Property as nearly as possible to the condition the 111 River Street Mortgaged Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with the provisions of this section. Borrower is required to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but will not be obligated to, make proof of loss if not made promptly by Borrower. Borrower is required to adjust all claims for insurance proceeds that are in amounts less than the Restoration Threshold and Lender will have the right to approve any adjustment of claims for Insurance Proceeds in amounts equal to or in excess of the Restoration Threshold; provided, however, if a 111 River Street Mortgage Loan Event of Default has occurred and is continuing, Lender will have the exclusive right to participate in the adjustment of claims for insurance proceeds. Borrower is required to cooperate with Lender in obtaining for Lender the benefits of any insurance proceeds lawfully or equitably payable in connection with the 111 River Street Mortgaged Property and Borrower is required to reimburse Lender for any expenses incurred by Lender in connection therewith, including without limitation, reasonable out-of-pocket attorneys’ fees.

Borrower is required to promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of all or any part of the 111 River Street Mortgaged Property and to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower is required to from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower is required, at its expense, to diligently prosecute any such proceedings, and to consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower is required to continue to pay the Debt at the time and in the manner provided for its payment in the Note and in the Loan Agreement and the Debt will not be reduced until any Award has have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender will not be limited to the interest paid on the Award by the condemning authority but will be entitled to receive out of the Award interest at the rate or rates provided in the Loan Agreement or in the Note. If the 111 River Street Mortgaged Property or any portion thereof is taken by a condemning authority, Borrower is required to promptly commence and diligently prosecute the Restoration of the 111 River Street Mortgaged Property and otherwise comply with the provisions of this section. If the 111 River Street Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender will have the right, whether or not a deficiency judgment on the Note has been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

If the Net Proceeds are:

(a)       less than Five Hundred Thousand Dollars ($500,000.00) and the costs of completing Restoration will be less than Five Hundred Thousand and No/100 Dollars ($500,000.00), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, if (1) no 111 River Street Mortgage Loan Event of Default is continuing, (2) in Lender’s reasonable judgment, the cost of repair of or restoration to the 111 River Street Mortgaged Property required as a result of any damage or destruction is less than Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate,

(3) the Restoration can be completed in less than one hundred eighty (180) days (but in all instance prior to the date which is six (6) months prior to the Maturity Date), (4) Borrower continues to pay all debt service and reserves required to be paid pursuant to the Loan Agreement, (5) Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of the Loan Agreement, and (6) within thirty (30) days of substantial completion of the Restoration, Borrower delivers to Lender a certification in form and substance reasonably satisfactory to Lender from a duly licensed architect, engineer or other appropriate consultant, in each case reasonably satisfactory to Lender, which concludes that the Restoration has been performed in accordance with applicable Legal Requirements and attaches copies of all permits, licenses and approvals required for the completion of such Restoration;

(b)       greater than Five Hundred Thousand Dollars ($500,000.00), but less than the Restoration Threshold and the costs of completing the Restoration will be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in the clause (i) of the next paragraph are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of the Loan Agreement.

If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender will make the Net Proceeds available for the Restoration in accordance with the provisions of this section. The term “Net Proceeds” mean: (i) the net amount of all insurance proceeds received by Lender pursuant to clauses (i), (iv), (vi), (vii), (viii) and (ix) as set forth under the first paragraph of “—Insurance” as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

The Net Proceeds will be made available to Borrower for Restoration provided that each of the following conditions is met:

(A)       no 111 River Street Mortgage Loan Event of Default has occurred and be continuing;

(B)       (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the 111 River Street Mortgaged Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the 111 River Street Mortgaged Property is taken, and such land is located along the perimeter or periphery of the 111 River Street Mortgaged Property, and no portion of the Improvements is located on such land;

(C)       leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the 111 River Street Mortgaged Property which has been demised under executed and delivered leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, must remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all tenants under leases must continue to operate their respective space at the 111 River Street Mortgaged Property after the completion of the Restoration;

(D)       Borrower commences the Restoration as soon as reasonably practicable (but in no event later than the later of (x) ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs or (y) ninety (90) days after the issuance of any permits that are required under applicable legal requirements to be obtained prior to the commencement of the Restoration

(provided Borrower is diligently pursuing the issuance of such permits)) and diligently pursues the same to satisfactory completion in compliance with all applicable laws, including, without limitation, the applicable Environmental Laws and the requirements of the Property Documents;

(E)       Lender is satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in clause (iii) of “—Insurance”, if applicable, or (3) by other funds of Borrower;

(F)       Lender is satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, or (2) twelve (12) months after the occurrence of such Casualty or Condemnation, or (3) the earliest date required for such completion under the terms of the Property Documents, the Ground Lease and any leases which are required in accordance with the provisions of this section to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (4) such time as may be required under applicable law, in order to repair and restore the 111 River Street Mortgaged Property to the condition it was in immediately prior to such Casualty or Condemnation or (5) the expiration of the insurance coverage referred to in clause (iii) of “—Insurance”;

(G)       the 111 River Street Mortgaged Property and the use thereof after the Restoration will be in compliance with and permitted under the Property Documents, the Ground Lease and all applicable laws;

(H)       Lender is reasonably satisfied that the Debt Service Coverage Ratio after the completion of the Restoration will be equal to or greater than 1.63 to 1.00;

(I)       such Casualty or Condemnation, as applicable, does not result in the total loss of access to the 111 River Street Mortgaged Property or the related Improvements that would reasonably be expected to have a Material Adverse Effect;

(J)       Borrower delivers, or causes to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget must be acceptable to Lender;

(K)       the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration;

(L)       the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, (1) remains in full force and effect during the Restoration and will not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, has been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the 111 River Street Mortgaged Property or any portion thereof for business with the public; and

(M)       the Property Documents will remain in full force and effect during and after the Restoration and a Property Document Event will not occur as a result of the applicable Casualty, Condemnation and/or Restoration.

The Net Proceeds are required to be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this section, will constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds will be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the 111 River Street Mortgaged Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the title insurance policy.

All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to this section may be retained and applied by Lender toward the payment of the Debt (without prepayment premium or Yield Maintenance Premium) whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion deems proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender may approve, in its reasonable discretion.

Notwithstanding anything to the contrary set forth in the Loan Agreement, with respect to a Casualty or a Condemnation, for so long as the Loan or any portion thereof is included in a securitization, if the loan to value ratio (such value to be determined by the Lender in its sole discretion based on a commercially reasonable valuation method using only the portion of the 111 River Street Mortgaged Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) immediately after such Condemnation or Casualty, as the case may be, and prior to any Restoration (but taking into account any planned Restoration of the 111 River Street Mortgaged Property as if such planned Restoration were completed) is more than one hundred and twenty-five percent (125%), the principal balance of the Loan must be paid down by “qualified amount” as that term is defined in the IRS Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time (and no Yield Maintenance Premium or any other prepayment premium or fee will be due in connection therewith), in order to meet the foregoing loan to value ratio unless Borrower delivers to Lender an opinion of counsel, acceptable to Lender in its reasonable discretion, that if such amount is not paid, such securitization will not fail to meet applicable federal income tax qualification requirements or subject such Securitization to tax; provided, however, that if the immediately preceding provisions are no longer applicable under legal requirements relating to a REMIC Trust, Borrower is required to comply with all legal requirements relating to a Casualty or Condemnation then in effect.

Notwithstanding anything to the contrary contained in the Loan Agreement, solely with respect to the portion of the 111 River Street Mortgaged Property encumbered by the Ground Lease, in the event the Ground Lease requires the Borrower to undertake and/or complete the Restoration or to have Net Proceeds disbursed, in each case, in a manner other than as provided in the Loan Agreement, the requirements of the Ground Lease will take precedence and control and Lender will make the Net Proceeds available to the Borrower to be applied to completing such Restoration of the portion of the 111 River Street Mortgaged Property encumbered by the Ground Lease in accordance with the Ground Lease regardless of the cost thereof or satisfaction of the conditions set forth in the Loan Agreement.

“Award” means any compensation paid by any governmental authority in connection with a Condemnation in respect of all or any part of the 111 River Street Mortgaged Property.

“Condemnation” means a temporary or permanent taking by any governmental authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the 111 River Street Mortgaged Property, or any interest therein or right accruing thereto, including any right of access thereto.

“Debt Service Coverage Ratio” means as of the date of calculation, a ratio calculated by Lender (in its reasonable discretion) in which:

(a)       the numerator is the Underwritten Net Operating Income for the twelve (12) full calendar month period preceding the date of calculation as set forth in the financial statements required under the Loan Agreement; and

(b)       the denominator is the aggregate amount of Debt Service which would be due and payable under the Note for such twelve (12) full calendar month period, provided, that, the foregoing will be calculated by Lender (A) based upon the greater of (i) the actual amount of debt service which would be due for such period and (ii) an imputed amount of debt service which would be due for such period assuming a mortgage constant equal to 5.203%, and (B) assuming that the 111 River Street Loan Combination had been in place for the entirety of said period.

Lender’s calculation of the Debt Service Coverage Ratio will be conclusive absent manifest error.

“Restoration Threshold” means an amount equal to five percent (5%) of the outstanding principal amount of the 111 River Street Loan Combination.

Environmental Indemnity

The Borrower and the Guarantors have entered into an environmental indemnity agreement (the “Environmental Indemnity ”) for the benefit of the Lender. Under the Environmental Indemnity, the Borrower and the Guarantor (the “Indemnitors” have agreed to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any presence of any Hazardous Materials in, on, above, or under the 111 River Street Mortgaged Property; (b) any past, present or threatened Release of Hazardous Materials in, on, above, under or from the 111 River Street Mortgaged Property; (c) any activity by any Indemnitor, any person affiliated with any Indemnitor, and any tenant or other user of the 111 River Street Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the 111 River Street Mortgaged Property of any Hazardous Materials at any time located in, under, on or above the 111 River Street Mortgaged Property or any Remediation of any Hazardous Materials at any time located in, under, on or above the 111 River Street Mortgaged Property, whether or not such Remediation is voluntary or pursuant to court or administrative order; (d) any past, present or threatened (in writing) non-compliance or violations of any applicable Environmental Laws (or permits issued pursuant to any applicable Environmental Law) in connection with the 111 River Street Mortgaged Property or operations thereon, including but not limited to any failure by any Indemnitor, any person affiliated with any Indemnitor, and any tenant or other occupant of the 111 River Street Mortgaged Property to comply with any applicable Environmental Laws; (e) the imposition, recording or filing or the threatened imposition, recording or filing of any lien or other encumbrance pursuant to applicable Environmental Laws encumbering the 111 River Street Mortgaged Property (“Environmental Lien”); (f) any acts of any Indemnitor, any person affiliated with any Indemnitor, and any tenant or other occupant of the 111 River Street Mortgaged Property in (i) arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials at any facility or incineration vessel containing such or similar Hazardous Materials or (ii) accepting any Hazardous Materials at the 111 River Street Mortgaged Property for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Materials which causes the incurrence of costs for Remediation; (g) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to the Environmental Indemnity, the Loan Agreement or the Mortgage relating to environmental matters; (h) any Legal Action connected with any matter addressed in the Environmental Indemnity, and (i) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory relating to applicable Environmental Laws, Releases, Remediation or Hazardous Materials in, on, above, under or from or near the 111 River Street Mortgaged Property, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near the 111 River Street Mortgaged Property with respect to any environmental condition. Notwithstanding the foregoing, Indemnitor will not have any indemnification obligations under the Environmental Indemnity with respect to any Losses that have been adjudicated as final (and are not subject to appeal) as having arisen solely out of, or that Indemnitor proves (by a final, non-appealable judgment) arose solely out of, Hazardous Materials or violations of applicable Environmental Law in, on, under or about the 111 River Street Mortgaged Property to the extent the same

(x) were the result of any gross negligence, willful misconduct or illegal act of any Indemnified Party or (y) were (1) not present prior to the date that Indemnitee or its nominee acquired title to the 111 River Street Mortgaged Property (and did not result from or relate to a condition existing or which may have existed prior to the date that Indemnitee or its nominee acquired title to the 111 River Street Mortgaged Property), whether by foreclosure, exercise of power of sale, acceptance of a deed-in-lieu of foreclosure, or otherwise and (2) not the result of any act or negligence of Indemnitor or any of Indemnitor's Affiliates, agents or contractors.

“Environmental Law” means any present and future federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, relating to the protection of human health or the environment, Hazardous Materials, and liability for, or costs of, other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any State or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.; the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11, et seq.; the Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21, et seq.; the Toxic Catastrophe Prevention Act N.J.S.A. 13:1K-19, et seq.; the Worker and Community Right to Know Act, N.J.S.A. 34:5A-1, et seq.; the Pollution Prevention Act, N.J.S.A. 13:1D-35, et seq.; the Air Pollution Control Act, N.J.S.A. 26:2C-1, et seq.; the Solid Waste Management Act, N.J.S.A. 13:1E-1, et seq.; the Sanitary Landfill Closure and Contingency Fund Act, N.J.S.A. 13:1E-100, et seq.; the Solid Waste Utility Control Act, N.J.S.A. 48:13A-1, et seq.; the Water Pollution Control Act, N.J.S.A. 58:10A-1, et seq.; the Flood Hazard Control Act, N.J.S.A. 58:16A-50, et seq.; the Freshwater Wetlands Protection Act, N.J.S.A. 13:9B-1, et seq.; the Coastal Area Facility Review Act, N.J.S.A. 13:19-1, et seq.; the Wetlands Act of 1970, N.J.S.A. 13:9A-1, et seq.; the Waterfront and Harbor Facilities Act, N.J.S.A. 12:5-1, et seq.; the Noise Control Act, N.J.S.A. 13:1G-1, et seq.; and the Pesticide Control Act, N.J.S.A. 13:1F-1, et seq. “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations and the like, as well as common law, conditioning transfer of property upon a filing with or approval of a governmental authority with respect to the environmental condition of the 111 River Street Mortgaged Property; requiring notification or disclosure of Releases of Hazardous Materials or other environmental conditions of the 111 River Street Mortgaged Property to any governmental authority or other person, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with environmental permits or other environmental authorization for lawful activity; relating to nuisance, trespass or other causes of action related to environmental conditions of the 111 River Street Mortgaged Property; and relating to wrongful death, personal injury, or property or other damage in connection with any environmental condition of or the presence or Release of Hazardous Materials in, on, above, under or from the 111 River Street Mortgaged Property.

“Environmental Report” means the environmental site assessment of the 111 River Street Mortgaged Property delivered to and approved by Lender prior to the Origination Date.

“Hazardous Materials” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future applicable Environmental Laws or that would be reasonably likely to have a negative impact on human health or the environment, including but not limited to Mold, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, per- and poly fluoroalkyl substances, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all applicable Environmental Laws.

“Indemnified Parties” means Indemnitee, any person who, is or will be involved in the origination of the 111 River Street Loan Combination, any person who, is or will be involved in the servicing of the 111 River Street Loan Combination, any person in whose name the encumbrance created by the Mortgage is or will be recorded, any person who, may hold or acquire or will hold a full or partial interest in the 111 River Street Loan Combination (including, but not limited to, Investors or prospective Investors in the Certificates, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the 111 River Street Loan Combination for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other person who holds or acquires or will hold a participation or other full or partial interest in the 111 River Street Loan Combination or the 111 River Street Mortgaged Property, whether during the term of the 111 River Street Loan Combination or as a part of or following a foreclosure of the 111 River Street Loan Combination and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Indemnitee’s assets and business).

“Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

“Losses” includes any actual losses, damages (excluding (A) punitive or special damages or (B) consequential damages in the nature of alleged “lost profits” or “lost opportunities”, except to the extent that a party seeking indemnification of such amount has paid or is required to pay to a third party such measure of damages), out-of-pocket costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value (provided that the amount of the Loss arising out of such diminution in value will (x) be determined at the time of a sale of the 111 River Street Mortgaged Property by Indemnitee (or its nominee or designee) at or after foreclosure or acceptance by Indemnitee of a deed in lieu of foreclosure and (y) be deemed to be equal to the lesser of (I) the diminution in value of the 111 River Street Mortgaged Property based on an updated appraisal in form and substance reasonably acceptable to Indemnitee (solely to the extent such diminution in value is demonstrated to be as a result of (and would not exist but for the existence of) a Release or a breach of Environmental Laws) and (II) the amount by which the then-outstanding Debt exceeds the proceeds of such sale of the 111 River Street Mortgaged Property), fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, litigation costs, reasonable attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

“Mold” means fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew, and viruses, whether or not such Mold is living.

“Release” with respect to any Hazardous Materials means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Remediation” includes but is not limited to any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials; any actions to prevent, cure or mitigate any Release of any Hazardous Materials; any action to comply with any applicable Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials or to anything referred to in the Environmental Indemnity.

The obligations and liabilities of Indemnitor under the Environmental Indemnity will fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage; provided, however, that if at any time after the third (3rd) anniversary of the earlier of payment of the Debt in full, whether at maturity, as a result of acceleration, in connection with prepayment or otherwise, Indemnitor delivers to Indemnitee a Phase I environmental report with respect to the 111 River Street Mortgaged Property, which report is reasonably acceptable to Indemnitee (and, if recommended under any such Phase I environmental report, a Phase II environmental report reasonably acceptable to Indemnitee), which is addressed to Indemnitee and discloses no Hazardous Materials at the 111 River Street Mortgaged Property that have not been Remediated to the extent required by Environmental Law and provided that there are no pending or threatened claims asserted against any Indemnitee with respect to any matter subject to the foregoing paragraph, or otherwise asserted by Indemnitee against Indemnitor under the Environmental Indemnity, the obligations and liabilities of Indemnitor under the Environmental Indemnity with respect to the 111 River Street Mortgaged Property will cease, except that Indemnitor will remain liable to the extent any such liability results from the acts or negligence of Indemnitor or any of Indemnitor’s Affiliates, agents or contractors. Notwithstanding the provisions of the Environmental Indemnity to the contrary, the liabilities and obligations of Indemnitor under the Environmental Indemnity will not apply to the extent that Indemnitor can prove that such liabilities and obligations arose solely from Hazardous Materials that: (a) were not present on or a threat to the 111 River Street Mortgaged Property prior to the date that Indemnitee or its nominee acquired title to the 111 River Street Mortgaged Property, whether by foreclosure, exercise of power of sale or otherwise and (b) were not the result of any act or negligence of Indemnitor or any of Indemnitor’s Affiliates, agents or contractors.

Financial Reporting

Annual Financial Statements

Borrower is required to furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements audited by an Approved Accountant in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender) covering the 111 River Street Mortgaged Property for such Fiscal Year and containing statements of profit and loss for Borrower and the 111 River Street Mortgaged Property, a balance sheet for Borrower and a statement of members’ capital and cash flows. Such statements are required to set forth the financial condition and the results of operations for the 111 River Street Mortgaged Property for such Fiscal Year, and must include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements are required to be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year; (ii) an Officer’s Certificate, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the 111 River Street Mortgaged Property being reported upon and has been prepared in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender); (iii) an unqualified opinion of an Approved Accountant; (iv) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements; (v) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which leases will expire in each such year, each such percentage to be expressed on both a per year and cumulative basis; (vi) a schedule audited by such Approved Accountant reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which must itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such Approved Accountant; and (vii) an unaudited rent roll. Together with Borrower’s annual financial statements, Borrower is required to furnish to Lender an officer’s certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a 111 River Street Mortgage Loan Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such 111 River Street Mortgage Loan Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

“Approved Accountant” means a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender. Lender hereby acknowledges that the accounting firms of Marcum, LLP and Sid Borenstein & Co. are each an Approved Accountant so long as, in each case, (a) such firm is in good standing with respect to any applicable licenses required in order to perform accountancy services, (b) such firm does not have any direct financial interest or any material indirect financial interest in any Individual Borrower, any Guarantor, or in any Affiliate thereof, (c) the personnel at such firm dedicated to such matter is not connected with any Individual Borrower, any Guarantor, or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer, or person performing similar functions and (d) the personnel at such firm dedicated to such matter is not a member of the immediate family of a person described in clause (b) or (c) above.

“Capital Expenditures” means, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Net Cash Flow” for any period means the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” means the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the 111 River Street Mortgaged Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, parking management fees, administrative, security and general expenses, utilities, operational equipment or other lease payments as reasonably approved by Lender, and other similar costs, but excluding depreciation and amortization, income taxes, Debt Service, Capital Expenditures, any item of expense for which reimbursement would be covered under any insurance policy or be paid by a third party, and any item of expense that would otherwise be covered by the provisions of the Loan Agreement but which is paid by any tenant under such tenant’s lease or other agreement, and contributions to the Reserve Funds.

Quarterly Financial Statements

Borrower is required to furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar quarter the following items, accompanied by an officer’s certificate, stating that such items are true, correct, accurate, and complete in all material respects and fairly present the financial condition and results of the operations of Borrower and the 111 River Street Mortgaged Property (subject to normal year-end adjustments): (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the 111 River Street Mortgaged Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such quarter; (iv) a calculation reflecting the annual Debt Yield for the immediately preceding twelve (12) month period as of the last day of such quarter; and (v) a Net Cash Flow Schedule. In addition, such officer’s certificate is required to also state that the single purpose entity representations and warranties of Borrower set forth in the Loan Agreement are true and correct in all material respects as of the date of such officer’s certificate and that there are no trade payables outstanding for more than sixty (60) days.

Annual Budget

For the partial year period commencing on the Origination Date, and for each Fiscal Year thereafter, Borrower is required to submit to Lender an Annual Budget for the 111 River Street Mortgaged Property not later than sixty (60) days prior to the commencement of such period or Fiscal Year and otherwise in form and substance satisfactory to Lender, and will, during the continuance of a Trigger Period, be subject to Lender’s written consent, not to be unreasonably withheld (each such Annual Budget after it has been approved in writing by Lender is hereinafter referred to as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender is required to advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower is required to promptly revise such Annual Budget and resubmit the same to Lender. Lender is required to advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower is required to promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget will apply; provided that, such Approved Annual Budget is required to be adjusted to reflect actual increases in taxes, insurance premiums, Ground Rent due under the Ground Lease, and utilities expenses.

Additional Financial Reporting Requirements

Borrower is required to furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the operation of the 111 River Street Mortgaged Property and the financial affairs of Borrower as may be reasonably requested by Lender.

Borrower is required to furnish to Lender quarterly, within thirty (30) days after each calendar quarter, (i) an updated organizational chart of Borrower (in the same format and level of detail as the organizational chart attached to the Loan Agreement), and (ii) notices of all Minor Transfers (if any) that occurred during the preceding calendar quarter and with respect to which Borrower did not previously provide notice to Lender, which documents are required to be accompanied by an officer’s certificate certifying that the updated organizational chart of Borrower is, as of the date of such officer’s certificate, true, correct and complete and identifies all direct and indirect equity and beneficial owners of ten percent (10%) or more of the equity and/or beneficial interests of each Individual Borrower, and/or which Control each Individual Borrower. Borrower is required to furnish to Lender, promptly following Lender’s written request therefor (but no more than twice in any calendar year), an updated organizational chart of Preferred Member (in the same format and level of detail as the organizational chart of Preferred Member attached to the Loan Agreement), accompanied by an officer’s certificate certifying that the updated organizational chart of Preferred Member is, as of the date of such officer’s certificate, true, correct and complete and identifies all direct and indirect equity and beneficial owners of ten percent (10%) or more of the equity and/or beneficial interests of Preferred Member, and/or which Control Preferred Member.

Representations and Warranties

The Loan Agreement contains certain representations and warranties by the Borrower that are customary in transactions similar to the 111 River Street Loan Combination, including, without limitation, representations as to the due formation of the Borrower; the authority of the Borrower to enter into and to perform under the Loan Documents; the authority of the Borrower to conduct its business and its qualification to do business in all states where such qualification is required; the due authorization and execution of the Loan Documents and other related documents by the Borrower; compliance in all material respects with applicable laws (including building and zoning ordinances and codes); the absence of material defaults by the Borrower under other agreements, including the Management Agreement; the payment of all filing and recording taxes; the absence of material litigation; the Borrower’s status as a special purpose entity, and the maintenance of all material permits and licenses and the maintenance of all required insurance.

The representation and warranties of the Borrower are set forth in the Loan Agreement and are attached as “Annex C—Representations and Warranties of the Borrower” is this Memorandum and, in certain cases, are subject to certain exceptions.

Events of Default

Events of default under the Loan Documents (each, a “111 River Street Mortgage Loan Event of Default”) include, with respect to the 111 River Street Loan Combination and the Borrower, among other items, the following):

(i)        if (A) any Monthly Debt Service Payment Amount or the payment due on the Maturity Date is not paid when due under the Loan Documents, (B) any deposit to any of the Accounts required under the Loan Agreement or under the other Loan Documents is not paid when due, or (C) any other portion of the Debt is not paid when due and, with respect to this clause (C) only, such non-payment continues for five (5) Business Days following notice to Borrower that the same is due and payable;

(ii)       if any of the taxes or other charges are not paid on or before the date when the same are due and payable; provided, however, so long as Borrower is in compliance with the terms of the Loan Agreement (including having on deposit in the Tax and Insurance Escrow Fund sums sufficient to pay such taxes or other charger and allocated for the payment of such taxes or other charger when the same become due and payable) and no other Event of Default has occurred and is continuing, Lender’s or Borrower’s failure to pay such taxes or other charges when the same are due and payable will not constitute a 111 River Street Mortgage Loan Event of Default;

(iii)      if (A) the insurance policies are not kept in full force and effect or (B) if certified copies of the Insurance policies are not delivered to Lender within ten (10) days of written request therefor by Lender; provided, however, so long as Borrower is in compliance with the terms of “—Reserve Funds—Tax and Insurance Escrow Account” (including having on deposit in the Tax and Insurance Escrow Fund sums sufficient to pay the Insurance Premiums and allocated for the payment of such Insurance Premiums when the same become due and payable) and Lender’s access to such sums is not restricted or constrained in any manner as a result of any act of omission of Borrower or any Affiliate of Borrower, and no other 111 River Street Mortgage Loan Event of Default has occurred and is continuing, a failure to keep the Insurance policies in full force and effect will not constitute a 111 River Street Mortgage Loan Event of Default if Lender’s failure to pay the Insurance Premiums when the same are due and payable is the sole reason the Insurance policies are not in full force and effect;

(iv)      if Borrower transfers or encumbers any portion of the 111 River Street Mortgaged Property or any direct or indirect ownership interest in a Restricted Party in violation of the provisions of “—Transfers” or “—Assumption” above;

(v)       if any representation or warranty made by Borrower, any Principal, or Guarantor or Borrower Sponsor in the Loan Agreement or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender has been false or misleading in any material respect as of the date the representation or warranty was made in light of the circumstances under which it was made and would be reasonably likely to result in a Material Adverse Effect;

(vi)      if any Individual Borrower, any Principal, Guarantor or Borrower Sponsor or any other guarantor or indemnitor under any guaranty or indemnity, respectively, issued in connection with the 111 River Street Loan Combination makes an assignment for the benefit of creditors;

(vii)     if a receiver, liquidator or trustee is appointed for any Individual Borrower, any Principal, Guarantor or Borrower Sponsor or any other guarantor or indemnitor under any guarantee or indemnity, respectively issued in connection with the 111 River Street Loan Combination or if any Individual Borrower, any Principal, Guarantor or Borrower Sponsor or such other guarantor or indemnitor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, any Individual Borrower, any Principal, Guarantor or Borrower Sponsor or such other guarantor or indemnitor, or if any proceeding for the division, dissolution or liquidation of any Individual Borrower, any Principal, Guarantor or Borrower Sponsor or such other guarantor or indemnitor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Individual Borrower, Principal, Guarantor or Borrower Sponsor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)    if any Individual Borrower assigns its rights under the Loan Agreement or any of the other Loan Documents or any interest in the Loan Agreement or therein in contravention of the Loan Documents;

(ix)      if Borrower or any Principal violates or does not comply with any of the provisions of the Loan Agreement relating to leasing matters or any of the negative covenants in the Loan Agreement;

(x)       if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) and Borrower does not replace such Manager with a Qualified Manager within thirty (30) days following such default (including any applicable notice and/or grace periods);

(xi)      if any Individual Borrower or Principal, if applicable, violates or otherwise does not comply with any of the single purpose entity provisions of the Loan Agreement; provided, however, that if such violation or breach (A) is inadvertent, immaterial and non-recurring, and (B) is susceptible to cure, such breach will not be a 111 River Street Mortgage Loan Event of Default under the Loan Agreement if within thirty (30) days of the earlier to occur of notice from Lender or Borrower’s knowledge of such breach thereof, Borrower (x) cures such breach, (y) provides Lender with written evidence reasonably acceptable to Lender of such cure and (z) if requested by Lender, delivers to Lender an additional nonconsolidation opinion acceptable to Lender and the Rating Agencies;

(xii)     if the 111 River Street Mortgaged Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments (excluding any PACE Lien) not then due and payable and the Lien remains undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(xiii)    if any federal tax lien or state or local income tax lien is filed against any Individual Borrower, Principal or the 111 River Street Mortgaged Property and same is not discharged of record within thirty (30) days after same is filed; or (B) if any federal tax lien or state or local income tax lien is filed against any Guarantor, which tax lien would reasonably be expected to have or does have a Material Adverse Effect, and same is not discharged of record within thirty (30) days after same is filed;

(xiv)    if (A) Borrower fails to timely provide Lender with the written certification and evidence required by the Loan Agreement relating to ERISA matters, (B) any Individual Borrower is a Plan or a Governmental Plan or its assets constitute Plan Assets; or (C) any Individual Borrower consummates a Prohibited Transaction or Prohibited Governmental Transaction;

(xv)     if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable notice, grace and cure periods, if any;

(xvi)    if Borrower is in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the 111 River Street Mortgaged Property whether it be superior or junior in lien to the Mortgage;

(xvii)   if there occurs any default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the Ground Lease is surrendered or if the Ground Lease ceases to be in full force and effect or the Ground Lease is terminated or canceled, or if any of the terms, covenants or conditions of the Ground Lease are in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Lender;

(xviii)  if any of the assumptions contained in the nonconsolidation opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or any additional nonconsolidation opinion, is or becomes untrue in any material respect; provided, however, that if such breach (A) is inadvertent, immaterial and non-recurring, and (B) is susceptible to cure, such breach will not be a 111 River Street Mortgage Loan Event of Default under the Loan Agreement if within thirty (30) days of the earlier to occur of notice from Lender or Borrower’s knowledge of such breach thereof, Borrower (x) cures such breach, (y) provides Lender with written evidence reasonably acceptable to Lender of such cure and (z) if requested by Lender, delivers to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies;

(xix)    if (A) Borrower fails (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults in any material respect under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms as to the 111 River Street Mortgaged Property, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions of the Loan Agreement or (E) a Property Document Event occurs;

(xx)     if, without the prior written consent of Lender: (A) the TIC Agreement is terminated; (B) the ownership, management or control under the TIC Agreement is changed or transferred; (C) there is a modification, amendment, or waiver of any material term or provision of the TIC Agreement; (D) any action or proceeding is commenced by any Individual Borrower, Guarantor or any Affiliate of any Individual Borrower or Guarantor (or by any person at their direction or in collusion therewith) to (1) partition all or any portion of the 111 River Street Mortgaged Property, (2) cause a termination or discharge of the TIC Agreement or (3) obtain a judgment to compel the sale of the 111 River Street Mortgaged Property or any portion thereof; or (E) any Individual Borrower or Guarantor files any action, suit, or proceeding against any other Individual Borrower or Guarantor;

(xxi)    if (A) a default occurs under the TIC Agreement, (B) any of the terms, covenants or provisions set forth under “—Tenant-In-Common Matters” above are breached or (C) any Individual Borrower fails to effectuate any Tenant-in-Common Roll-up as and when required in accordance with the terms of the last paragraph of this section;

(xxii)   a breach of any covenant relating to anti-poaching matters;

(xxiii)  a breach of any covenant contained in “—Annual PILOT Rental” above; and/or (B) the 111 River Street Mortgaged Property (or any portion thereof) being placed on the municipal tax rolls and/or otherwise becoming subject to the payment of ad valorem real estate taxes for any reason;

(xxiv)  if there occurs a “111 River Street Mortgage Loan Event of Default” specifically identified in other sections of the Loan Agreement or in any of the other Loan Documents; or

(xxv)   if Borrower continues to be in 111 River Street Mortgage Loan Default under any of the other terms, covenants or conditions of the Loan Agreement or any of the other Loan Documents not specified in subsections (i) to (xxiv) above, for ten (10) days after notice to Borrower from Lender, in the case of any 111 River Street Mortgage Loan Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other 111 River Street Mortgage Loan Default; provided, however, that if such non-monetary 111 River Street Mortgage Loan Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower has commenced to cure such 111 River Street Mortgage Loan Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period will be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such 111 River Street Mortgage Loan Default, such additional period not to exceed ninety (90) days.

Upon the occurrence of a 111 River Street Mortgage Loan Event of Default (other than a 111 River Street Mortgage Loan Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or the 111 River Street Mortgaged Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the 111 River Street Mortgaged Property, including, without limitation, all rights or remedies available at law or in equity; and upon any 111 River Street Mortgage Loan Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower under the Loan Agreement and under the other Loan Documents will immediately and automatically become due and payable, without notice or demand, and each Individual Borrower has expressly waived any such notice or demand, anything contained in the Loan Agreement or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained in the Loan Agreement, if a 111 River Street Mortgage Loan Event of Default occurs (i) under clauses (vi), (vii) or (xv) of the second preceding paragraph, in each case, solely as a result of the occurrence of a breach by any Guarantor, or (ii) solely as a result of a non-monetary default by any Guarantor under the Guaranty and/or the Environmental Indemnity, the same will not constitute a 111 River Street Mortgage Loan Event of Default if, within ten (10) Business Days after the occurrence of such 111 River Street Mortgage Loan Event of Default, the applicable Guarantor is replaced with an Approved Transferee who Controls each Individual Borrower by causing such Approved Transferee to (i) execute and deliver to Lender a guaranty of recourse obligations in form substantially the same as the Guaranty and an environmental indemnity agreement in form substantially the same as the Environmental Indemnity, pursuant to which such Approved Transferee assumes all of the obligations of Guarantor under the Guaranty and Environmental Indemnity, and (ii) deliver to Lender such information, documentation and opinions as may be required by Lender in connection with such assumption. Upon the assumption of Guarantor’s obligations under the Guaranty and Environmental Indemnity by an Approved Transferee pursuant to this paragraph, (x) the previous guarantor being so replaced will be released from any further liability under the Guaranty and the Environmental Indemnity for acts or events occurring after the effective date of the replacement Guaranty and Environmental Indemnity (as applicable) executed by the Approved Transferee, which are not caused by or arising out of any acts or events occurring or liabilities arising prior to or simultaneously with such effective date, and (y) such Approved Transferee will be deemed the Guarantor for all purposes under the Loan Agreement and the Loan Documents.

Notwithstanding anything to the contrary in the Loan Agreement, so long as Preferred Member owns the Preferred Equity Investment in Borrower, Lender is required to provide a copy to Preferred Member of any written notice of a default or a 111 River Street Mortgage Loan Event of Default given by Lender to Borrower pursuant to the Loan Documents (a “Default Notice”) concurrently with the delivery of such Default Notice to Borrower. Prior to Lender taking any foreclosure action or accepting a deed or assignment in lieu of foreclosure against the Collateral or any portion thereof, Lender agrees that Preferred Member will have the right to cure the applicable 111 River Street Mortgage Loan Event of Default until (i) five (5) Business Days after receipt by Preferred Member of the Default Notice with respect to a monetary 111 River Street Mortgage Loan Event of Default, and (ii) ten (10) Business Days after receipt by Preferred Member of the Default Notice with respect to a non-monetary 111 River Street Mortgage Loan Event of Default; provided, however, if such non-monetary default cannot reasonably be cured within such period and is being diligently pursued by Preferred Member, then Preferred Member only will be given an additional period of time as is reasonably necessary for Preferred Member in the exercise of due diligence to cure such non-monetary default, for so long as (1) Preferred Member diligently and expeditiously proceeds to cure such non-monetary default and such non-monetary default (x) does not materially impair the value, use, cash flow, or operation of the 111 River Street Mortgaged Property, all as determined in the reasonable judgment of Lender, and (y) does not have any material adverse effect to the enforceability or validity of any of the Loan Documents, the perfection or priority of any lien created under any of the Loan Documents or the rights, interests or remedies of Lender under any of the Loan Documents, all as determined in the reasonable judgment of Lender, (2) timely payment of Lender’s regularly scheduled monthly interest and amortization payments under the Loan and any other amounts due under the Loan Documents is made, and (3) such additional period of time does not exceed thirty (30) days in the aggregate; provided further that Lender reserves any and all rights and remedies provided in the Loan Documents, including, without limitation, the right to take actions to protect the Collateral and Lender’s security interest therein. Notwithstanding anything to the contrary contained in the Loan Agreement, Preferred Member will not have the right to cure monetary Events of Default with respect to monthly debt service payments under the 111 River Street Loan Combination (X) for a period of more than three (3) consecutive months or (Y) more than six (6) monthly scheduled debt service payments on the 111 River Street Loan Combination in the aggregate during the term of the 111 River Street Loan Combination unless, in the case of the foregoing clause (X) only, prior to the end of such three (3) consecutive month period, Preferred Member has effected a Change in Control Event in accordance with the terms and conditions of the Loan Agreement. Any additional non-monetary cure period granted to Preferred Member under the Loan Agreement will automatically terminate at the earlier to occur of (I) the Maturity Date and (II) the occurrence of a Bankruptcy Event. Lender will be permitted to charge interest at the Default Rate during the continuance of any cure period and Borrower will be obligated to pay such interest at the Default Rate in accordance with the Loan Documents. If a non-monetary default or 111 River Street Mortgage Loan Event of Default is personal to Borrower or Guarantor and not susceptible of cure by Preferred Member (whether before or after the occurrence of a Change in Control Event) and Preferred Member timely exercises a Change in Control Event in accordance with the terms of this paragraph, then such non-monetary default or 111 River Street Mortgage Loan Event of Default will be deemed waived with respect to Borrower and Replacement Guarantor (without in any way affecting any claim or rights of Lender against Guarantor) after consummation of such Change in Control Event; provided, in each case, that: (x) such non-monetary default or 111 River Street Mortgage Event of Default (1) does not materially impair the value, use, cash flow, or operation of the 111 River Street Mortgaged Property, all as determined in the reasonable judgment of Lender, and (2) does not have any material adverse effect to the enforceability or validity of any of the Loan Documents, the perfection or priority of any lien created under any of the Loan Documents or the rights, interests or remedies of Lender under any of the Loan Documents, all as determined in the reasonable judgment of Lender; (y) such default or 111 River Street Mortgage Event of Default is not caused by, and does not consist of, a Bankruptcy Event; and (z) Borrower reimburses Lender for any costs or expenses (including, without limitation, protective advances and interest thereon) incurred by Lender as a result of such non-monetary default or Event of 111 River Street Mortgage Default. Borrower and Lender acknowledge and agree that, so long as Preferred Member owns the Preferred Equity Investment in Borrower, Preferred Member will be an express third party beneficiary solely with respect to the provisions of this paragraph. Notwithstanding anything to the contrary in the Loan Agreement, nothing in this paragraph is intended as (A) except as may be otherwise expressly provided in this paragraph, a waiver of or by Lender of any such 111 River Street Mortgage Default or 111 River Street Mortgage Event of Default

or of any rights or remedies Lender may have as a result of such 111 River Street Mortgage Default or 111 River Street Mortgage Event of Default or otherwise under the Loan Agreement or the other Loan Documents at law or in equity or (B) any agreement on the part of Lender to extend the term of the 111 River Street Loan Combination or otherwise modify any Loan Documents in any respect.

Upon the occurrence of a 111 River Street Mortgage Loan Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt has been declared due and payable, and whether or not Lender has commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the 111 River Street Mortgaged Property or any other collateral. Any such actions taken by Lender will be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by applicable law, equity or contract or as set forth in the Loan Agreement or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower has agreed that if a 111 River Street Mortgage Loan Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender will remain in full force and effect until Lender has exhausted all of its remedies against the 111 River Street Mortgaged Property and the other collateral and Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

Upon the occurrence of a 111 River Street Mortgage Loan Event of Default, Lender will have the right in its sole discretion, promptly after written notice, to compel each Individual Borrower to transfer its interest in the 111 River Street Mortgaged Property to a single, newly formed single purpose entity Controlled by Guarantor, the equity of which must be owned by the Individual Borrowers in the same proportion as such Individual Borrowers hold their tenant-in-common interests in the 111 River Street Mortgaged Property as of such date (each such transfer of title, a “Tenant-in-Common Roll-up”). The Individual Borrowers are required to execute and deliver to Lender, promptly after the request of Lender, an assumption agreement by such newly formed entity, transfer documents evidencing such title transfer, a title insurance policy and/or endorsements as Lender may require in order to properly secure the Loan following the consolidation of such ownership structure described in the preceding sentence, all in form and substance satisfactory to Lender. Each Individual Borrower has absolutely and irrevocably appointed Lender as its true and lawful attorney, coupled with an interest, in its name and stead to, during the continuance of a 111 River Street Mortgage Loan Event of Default, make and execute all documents necessary or desirable to effect each Tenant-in-Common Roll-up, each Individual Borrower ratifying all that its said attorney do by virtue thereof; provided, however, that Lender will not make or execute any such documents under such power until ten (10) days after notice has been given to the Individual Borrowers by Lender of Lender’s intent to exercise its rights under such power. Borrower will be obligated to pay any reasonable out of pocket costs or expenses incurred in connection with the preparation, execution, recording or filing of the transfer documents and related title insurance in connection with any Tenant-in-Common Roll-up.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means the 111 River Street Mortgaged Property, the reserve accounts, the Reserve Funds, the Guaranty, the personal property, the rents and all other real or personal property of Borrower or any Guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Loan Agreement or any other Loan Document.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA, subject to Title I of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of Section 4975 of the Code.

“Plan Assets” means assets of a Plan within the meaning of 29 C.F.R. Section 2510.3-101 or similar law.

“Prohibited Governmental Transactions” means transactions by or with Borrower that are subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect.

“Prohibited Transaction” means any transaction which could cause any obligation, or action taken or to be taken, under the Loan Agreement (or the exercise by Lender of any of its rights under the Loan Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

Non-Recourse Provisions and Exceptions

Recourse on the 111 River Street Loan Combination generally may be had only against the 111 River Street Mortgaged Property and other collateral that has been pledged to secure the 111 River Street Loan Combination. The Borrower is fully and personally liable for any claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (excluding (A) punitive or special damages or (B) consequential damages in the nature of alleged “lost profits” or “lost opportunities”, except to the extent that a party seeking indemnification of such amount has paid or is required to pay to a third party such measure of damages), losses (other than diminution in value), costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense) arising out of or in connection with the following:

(i)        fraud or intentional material misrepresentation by any Borrower Party in connection with the execution and the delivery of the Loan Agreement, the Note, the Mortgage, or the other Loan Documents or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the 111 River Street Loan Combination or during the term of the 111 River Street Loan Combination;

(ii)       the gross negligence or willful misconduct by any Borrower Party;

(iii)      Borrower’s or any of Borrower’s Affiliate’s misapplication, misappropriation or conversion of (A) Rents received by Borrower after the occurrence of a 111 River Street Mortgage Loan Event of Default, (B) Security Deposits or (C) Insurance Proceeds or Awards;

(iv)      except as covered by clause (xvii) below, Borrower’s failure to pay taxes, other charger (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of the Loan Agreement), charges for labor or materials or other charges that can create a lien on the 111 River Street Mortgaged Property, in each case to the extent revenue from the 111 River Street Mortgaged Property is sufficient to pay such amounts;

(v)       Borrower’s failure to return or to reimburse Lender for all personal property taken from the 111 River Street Mortgaged Property by or on behalf of Borrower and not replaced with personal property of substantially equivalent utility and of the same or greater value;

(vi)      any act of intentional material physical waste or arson by Borrower, any Principal or any Affiliate thereof or by Guarantor or Borrower Sponsor;

(vii)     criminal acts of Borrower, any Principal, Guarantor, any Affiliate of any Individual Borrower, any Principal, or Guarantor, or any of their respective agents or representatives resulting in the seizure, forfeiture or loss of the 111 River Street Mortgaged Property;

(viii)    the removal or disposal of any material portion of the 111 River Street Mortgaged Property by any Borrower Party or any Affiliate of any Borrower Party after a 111 River Street Mortgage Loan Event of Default;

(ix)      Borrower’s failure to cooperate in transferring any Licenses (to the extent such Licenses are by their terms transferable) requested by Lender in connection with any foreclosure of the 111 River Street Mortgaged Property, deed in lieu or other transfer of the 111 River Street Mortgaged Property to Lender or Lender’s designee;

(x)       breach of any single purpose entity representation, warranty or covenant in the Loan Agreement by any Individual Borrower or any Principal (to the extent such breach is not expressly covered by the full recourse event set forth in clause (ii) of the succeeding paragraph);

(xi)      breach of the indebtedness covenants set forth in the Loan Documents (to the extent such breach is not expressly covered by the full recourse event set forth in clause (iii) of the succeeding paragraph);

(xii)     other than as expressly covered in clause (iv) of the succeeding paragraph, breach of any of the transfer covenants and restrictions set forth in the Loan Agreement or in the Mortgage (unless such breach has arisen solely as a result of the failure of Borrower to give Lender notice of an equity transfer of non-Controlling interests in an Individual Borrower as and when required pursuant to the terms of the Loan Agreement (which equity transfer would, but for such failure to give notice, otherwise satisfy all of the requirements for a Transfer under Individual Borrower as and when required pursuant to the terms of the Loan Agreement));

(xiii)    Borrower’s, Principal’s, any Guarantor’s or Borrower Sponsor’s, or any Affiliate of any Individual Borrower’s, Principal’s or any Guarantor’s or Borrower Sponsor’s delay, interference with or frustration of, or failure to cooperate with, Lender’s exercise of remedies provided under the Loan Documents after the occurrence of a 111 River Street Mortgage Loan Event of Default;

(xiv)    if any Individual Borrower or Guarantor files any action, suit or proceeding against any other Individual Borrower or Guarantor;

(xv)     any amendment, modification or waiver of any provision of the TIC Agreement without Lender’s prior written consent or (B) any default under the TIC Agreement;

(xvi)    a breach of any covenant relating to anti-poaching with respect to any property owned by any Affiliate of Borrower or Guarantor within the city limits of Hoboken, New Jersey; or

(xvii)   a breach of any covenant relating to the payment of annual PILOT rents; and/or (B) the 111 River Street Mortgaged Property (or any portion thereof) being placed on the municipal tax rolls and/or otherwise becoming subject to the payment of ad valorem real estate taxes for any reason (unless the same has been consented to by Lender).

Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in the preceding paragraph will be null and void and of no further force and effect and the Debt will be fully recourse to Borrower in the event that (i) a Bankruptcy Event occurs, (ii) a breach of any single purpose entity representation, warranty or covenant in the Loan Agreement by any Individual Borrower or any

Principal occurs and such breach is cited as a factor in an order ordering the substantive consolidation of any Individual Borrower or any Principal with any other entity in connection with any proceeding under the Bankruptcy Code or any Creditors Rights Laws (other than the substantive consolidation of an Individual Borrower with another Individual Borrower), (iii) other than Permitted Debt, Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary Lien (including a PACE Lien) encumbering the 111 River Street Mortgaged Property, (iv) a Transfer occurs in violation of the Loan Agreement, if such Transfer results in (1) a change in Control of any Individual Borrower or Principal (provided that, for the avoidance of doubt, the death or incompetency of a Guarantor that is a natural person will not be deemed to give rise to liability under this subclause (1) if and for so long as the estate of such Guarantor (during the pendency of the settlement by the estate of such Guarantor) continues to Control Borrower and Principal), (2) a Transfer of title to all or any portion of the fee interest in the real property comprising the 111 River Street Mortgaged Property (other than fixtures) (to the extent Borrower ever acquires such fee interest), (3) a Transfer of title to all or any portion of the leasehold interest in the real property comprising the 111 River Street Mortgaged Property (other than fixtures), (4) a Transfer of any tenancy-in-common interest in the 111 River Street Mortgaged Property and/or the granting of any additional tenancy-in-common interest in the 111 River Street Mortgaged Property after the Origination Date, (5) a master lease demising all or substantially all of the 111 River Street Mortgaged Property, (6) any Transfer of more than forty-nine percent (49%) of the ownership interests of any Individual Borrower (other than any Mezzanine Loan created after the Origination Date in accordance with the terms of the Loan Agreement), (7) any mezzanine financing secured directly or indirectly by the equity interests of any Individual Borrower, (8) the pledge, directly or indirectly, of all or substantially all of the equity of, or a Controlling interest in, any Individual Borrower, (9) Werner Borrower Sponsor (or, in the case of a Transfer occurring as a result of the death or incompetency of Werner Borrower Sponsor, the estate of Werner Borrower Sponsor (during the pendency of the settlement by the estate of Werner Borrower Sponsor)) no longer owning at least five percent (5%) of all equity interests (direct or indirect) in River and First Borrower, and/or (10) Pozycki Borrower Sponsor (or, in the case of a Transfer occurring as a result of the death or incompetency of Pozycki Borrower Sponsor, the estate of Pozycki Borrower Sponsor (during the pendency of the settlement by the estate of Pozycki Borrower Sponsor)) no longer owning direct or indirect interests in River and First Borrower that are at least equal to all interests (direct or indirect) owned by Pozycki Borrower Sponsor in River and First Borrower as of the Origination Date, (v) if any Individual Borrower voluntarily avails itself of the benefits of any Emergency Law or otherwise voluntarily exercises any right or option under any Emergency Law pursuant to which either (y) Borrower defers or otherwise elects not to pay any amounts as and when due under the Loan Documents and/or (z) Lender is prevented, or is required to forbear, from exercising any rights or remedies that Lender would otherwise have available under the Loan Documents and Legal Requirement but for the passage of an Emergency Law, (vi) there will occur any termination, rejection, cancellation, change, amendment, supplementation or other modification to or of the Ground Lease or any surrender of the leasehold estate created by the Ground Lease unless, in each case, such action was consented to by Lender in writing, (vii) any cancellation, termination, surrender or withdrawal of the TIC Agreement without Lender’s prior written consent, (viii) a partition action affecting the 111 River Street Mortgaged Property is commenced by or on behalf of any Tenant in-Common, (ix) any Individual Borrower fails to effectuate any Tenant-in-Common Roll-up as and when required in accordance with the terms of the Loan Agreement, or (x) there occurs any breach of any covenant relating to certain modifications to the JV Agreement.

“Borrower Party” means each Individual Borrower, Principal, Borrower Sponsor and Guarantor.

“Borrower Sponsor means, individually or collectively, as the context may require, Steven J. Pozycki, a natural person, and David Werner, a natural person, together with their respective successors and assigns.

“Creditors Rights Laws” means with respect to any person, any existing or future law of any jurisdiction, domestic or foreign, applicable to such person and relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.

“Guarantor” means, individually or collectively, as the context may require, Steven J. Pozycki, a natural person, and David Werner, a natural person, and any other entity guaranteeing any payment or performance obligation of Borrower.

“Pozycki Borrower Sponsor means Steven J. Pozycki, a natural person, together with his successors and assigns.

“Principal” has the meaning set forth in the Loan Agreement, provided, however, that if and for so long as each Individual Borrower is a single member limited liability company that complies with the single purpose entity requirements of the representation (36)(gg) set forth on Annex C, the term “Principal” will have no meaning when used in the Loan Agreement and references to the “Principal” will be inapplicable. Borrower and Lender acknowledge and agree that, as of the Origination Date, (x) each Individual Borrower is a single member limited liability company that complies with the single purpose entity requirements of the representation (36)(gg) set forth on Annex C, and (y) there is no Principal.

“Property Manager” means JCS Realty Group LLC, a New York limited liability company, or, if the context requires, a Qualified Property Manager who is managing the 111 River Street Mortgaged Property in accordance with the terms and provisions of the Loan Agreement pursuant to a replacement management agreement.

“Qualified Property Manager” means either (a) the 111 River Street Mortgaged Property Manager; or (b) in the judgment of the Lender in its sole and absolute discretion, a person which is reputable and experienced management organization (which may be an affiliate of the Borrower) possessing experience in managing properties similar in size, scope, use and value as the 111 River Street Mortgaged Property, provided, that (i) the Borrower must have obtained a Rating Agency Confirmation from the Rating Agency with respect to the change of management of the 111 River Street Mortgaged Property, (ii) if such person is an affiliate of the Borrower, the Borrower must have obtained an additional insolvency opinion in form acceptable to the Lender and the Rating Agency and (iii) such person will have entered into a replacement management agreement and assignment of management agreement.

“Restricted Party” means collectively (a) the Borrower, the Principal, the Guarantor and any Affiliated Manager, and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner, agent or employee of, the Borrower, the Guarantor, any affiliated manager or any non-member manager, provided that “Restricted Party” will not include any of the foregoing persons or any person if such person is a publicly traded company.

“Werner Borrower Sponsor means David Werner, a natural person, together with his successors and assigns.

The Guarantor executed the Guaranty of Recourse Obligations in favor of Lender (the “Guaranty ”) guaranteeing payment and performance of the Guaranteed Obligations as and when the payment and performance of the Guaranteed Obligations are due and payable, whether by lapse of time, by acceleration of maturity or otherwise. In accordance with the Guaranty, the Guarantor irrevocably and unconditionally is liable for the Guaranteed Obligations as a primary obligor.

Pursuant to the Guaranty, until the Debt has been paid in full, Guarantor (i) is required to maintain (A) a Net Worth in excess of $100,000,000.00 (the “Net Worth Threshold”) and (B) Liquid Assets having a market value of at least $20,000,000.00 (the “Liquid Assets Threshold”) and (ii) is not permitted to sell, pledge, mortgage or otherwise transfer any of its assets, or any interest therein, which would cause Guarantor’s Net Worth to fall below the Net Worth Threshold or Guarantor’s Liquid Assets to fall below the Liquid Assets Threshold.

“Guaranteed Obligations” means all obligations and liabilities of Borrower for which Borrower is personally liable pursuant to the terms of the Loan Agreement. Notwithstanding anything to the contrary in the Guaranty, Werner Guarantor’s liability under the Guaranty for any Guaranteed Obligations will be limited to the extent that such Guaranteed Obligations (x) are Specified Recourse Obligations and (y) arise in whole or in part out of acts, events, omissions or matters that are caused by, directed by, affirmatively consented to by, approved by, or knowingly acquiesced to by Werner Guarantor; provided, however, that for the avoidance of doubt, nothing in the foregoing sentence will be deemed to limit or affect the liability of Pozycki Guarantor under the Guaranty.

“Liquid Assets” means assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market, commercial paper of a corporation having a net worth of not less than $500,000,000 and maturing no more than ninety (90) days after the date of creation and having a rating of at least A-2 or P-2 from Standard and Poors Corporation or Moody’s Investors Service, Inc., the JPMorgan Short Duration Bond Fund, or money market funds having assets under management in excess of $2,000,000,000.

“Net Worth” means, as of a given date, all amounts that would be included under net assets (the result of total assets minus total liabilities) on the consolidated statement of net assets of Guarantor and its consolidated subsidiaries at such date (excluding the value of any direct or indirect interest in Borrower or Property Manager), determined pursuant to the fair value basis of accounting in conformity with GAAP or the accounting method used in the financial statements of Guarantor delivered to Lender in connection with closing of the Loan on or before the Closing Date (in either case, consistently applied). “Pozycki Guarantor means Steven J. Pozycki, a natural person, together with his successors and assigns.

“Specified Recourse Obligations” means those Guaranteed Obligations set forth in clauses (i) and (xii) of the first paragraph of this section and clauses (i) and (iv) of the second paragraph of this section.

“Werner Guarantor means David Werner, a natural person, together with his successors and assigns.

Governing Law

The Loan Documents are governed by the laws of the State of New York, provided however, that with respect to the creation, perfection, priority and enforcement of the lien and security interest created by the Loan Agreement, the Mortgage and the other Loan Documents, and the determination of deficiency judgments, the laws of the state where the property is located will apply.

ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex C that are not defined in this Offering Circular have the meanings ascribed to such terms in the 111 River Street Loan Agreement.

The Borrower made the following representations and warranties in the 111 River Street Loan Agreement as of the 111 River Street Loan Origination Date to itself and the 111 River Street Mortgaged Property. These representations and warranties were made at the time the 111 River Street Loan Combination was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this 111 River Street Offering Circular.

Borrower represents and warrants to Lender as of the Closing Date that:

1. Organization. Each Individual Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property, its businesses and operations. Each Individual Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged. Attached hereto as Schedule II is true, correct and complete organizational chart of Borrower which identifies all direct and indirect equity and beneficial owners of ten percent (10%) or more of the equity and/or beneficial interests of each Individual Borrower and/or Preferred Member, and/or which Control each Individual Borrower and/or Preferred Member.

2. Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Agreement and the other Loan Documents. The Loan Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3. No Conflicts. The execution, delivery and performance of the Loan Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the Property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, organizational document, management agreement, or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or Governmental Authority having jurisdiction over Borrower or the Property or any of Borrower’s other assets, or any license or other approval required to operate the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of the Loan Agreement or any other Loan Documents have been obtained and is in full force and effect.

4. Litigation. There are no actions, suits or proceedings at law or in equity, arbitrations or governmental investigations by or before any Governmental Authority or other agency now pending, filed or to the knowledge of Borrower, threatened in writing against or affecting any Individual Borrower, Guarantor, Sponsor or the Property, which actions, suits or proceedings, arbitrations or governmental investigations, if determined against Borrower, Guarantor, Sponsor or the Property, would reasonably be expected to have or do have a Material Adverse Effect.

5. Agreements. Borrower is not a party to any written agreement or instrument or subject to any restriction which would reasonably be expected to have or does have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property (including any obligations under Leases, Permitted Encumbrances and the Property Documents), (b) obligations under the Loan Documents and (c) obligations incurred in connection with any Permitted Debt.

6. Title. Borrower has good, marketable and insurable leasehold title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a legal, valid and enforceable perfected first priority lien on the Property, subject only to the Permitted Encumbrances and (b) perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’ liens, materialmen’s liens or other encumbrances affecting the Property, and, to Borrower’s knowledge, no rights exist which under law could give rise to any such claims for payment of work, labor or materials which are or may become a lien prior to, or of equal priority with, the Lien created by the Loan Documents. The Assignment of Leases is freely assignable without the consent of Borrower and, when properly recorded in the appropriate records, will create a perfected first priority security interest in and to, and perfected collateral assignment of, all Leases and Rents, all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. The address of the Property is 111 River Street, Hoboken, New Jersey 07030.

7. Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs any Individual Borrower’s ability to pay the Obligations as and when required under the Loan Documents.

8. Solvency. Borrower (a) has not entered into the transaction or executed the Note, the Loan Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy or insolvency law has been filed against any Borrower, any Guarantor, Sponsor, any Principal or Affiliated Manager in the last ten (10) years, and neither Borrower, nor any Guarantor, Sponsor, any Principal, or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower, nor any Guarantor, Sponsor, any Principal or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Individual Borrower or any Guarantor, Sponsor, any Principal or Affiliated Manager. Since the onset of the COVID-19 pandemic, neither Borrower nor any Guarantor have experienced an economic hardship or loss of income that has caused a Material Adverse Effect on any Individual Borrower’s or Guarantor’s ability to perform their respective obligations under the Loan Documents.

9. Full and Accurate Disclosure. No statement of fact made by Borrower in the Loan Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, or would reasonably be expected to materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of any Individual Borrower or which would reasonably be expected to have or does have a Material Adverse Effect.

10. No Plan Assets.

(i)       No Individual Borrower is a Plan, (ii) none of the assets of any Individual Borrower constitutes or will constitute Plan Assets and (iii) no Individual Borrower is engaging in a Prohibited Transaction.

(i)       No Individual Borrower is a Governmental Plan and (ii) no transactions by or with any Individual Borrower are Prohibited Governmental Transactions.

11. Compliance. Except as may be expressly set forth in the Zoning Report and/or the Environmental Report, Borrower and, to Borrower’s knowledge, the Property and the occupancy, use and operation thereof comply with all applicable Legal Requirements in all material respects, including, without limitation, all Environmental Laws, building, zoning and parking ordinances and codes and all covenants and restrictions. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which would reasonably be expected to have or does have a Material Adverse Effect, and Borrower has received no written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture or seizure as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

12. Financial Information. All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, any Principal, Guarantor, Sponsor and, to Borrower’s knowledge, the Property (i) are true, complete and correct in all material respects, (ii) accurately represent, in all material respects, the financial condition of each Individual Borrower, any Principal, Guarantor, Sponsor and the Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, any Principal, Guarantor or Sponsor from that set forth in said financial statements.

13. Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

14. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of the Loan Agreement or the other Loan Documents.

15. Utilities and Public Access. The Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Property. All public utilities necessary for the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities. The Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

16. Not a Foreign Person. No Individual Borrower is a “foreign person” within the meaning of §1445(f)(3) of the Code.

17. Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

18. Assessments. There are no taxes, pending or proposed special or other governmental assessments for public improvements, PACE Liens or other outstanding governmental charges (including, without limitation, water and sewage charges) otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

19. Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto including, without limitation, any offset, defense, counterclaim or right based on fraud by Lender in connection with the origination of the Loan.

20. No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

21. Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in the Loan Agreement. No claims have been made under any of the Policies, and neither Borrower, nor to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

22. Use of Property. The Property is used exclusively for office purposes and other appurtenant and related uses.

23. Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits necessary for the legal use, occupancy and operation of the Property by Borrower as an office building (collectively, the “Licenses”), have been obtained and are in full force and effect and, to Borrower’s knowledge, are not currently subject to any revocation, suspension or forfeiture action. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as an office building with appurtenant uses. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property (if any).

24. Flood Zone. The Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards (flood zone AE), and the flood insurance required pursuant to Section 5.1(a)(vii) is in full force and effect.

25. Physical Condition. Except as set forth in the Property Condition Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good repair and condition. Except as set forth in the Property Condition Report, to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received written notice from any insurance company or bonding company of any material defects or structural inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. The Property is free from damage covered by fire or other casualty. To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Legal Requirements in all material respects.

26. Boundaries. To Borrower’s knowledge, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining property encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements.

27. Leases. To Borrower’s knowledge, except as described on the rent roll delivered in connection with closing of the Loan attached as Schedule I hereto (the “Rent Roll”): (a) the Property is not subject to any Leases other than the Leases described on the Rent Roll; (b) Borrower is the owner and lessor of landlord’s interest in the Leases; (c) no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases and the Ground Lease; (d) the current Leases are in full force and effect and, there are no defaults by Borrower or any tenant under any Lease; (e) no Rent has been paid more than one (1) month in advance of its due date; (f) there are no offsets or defenses to the payment of any portion of the Rents; (g) all work to be performed by Borrower under each Lease has been performed in all material respects as required and, if required under the applicable Lease, has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant; (h) there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect; (i) except as described on the Rent Roll, no tenant under any Lease has sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under sublease, nor does anyone except such tenant and its employees occupy such leased premises; (j) no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part; and (k) no tenant under any Lease has any right or option for additional space in the Improvements. Borrower represents that, to Borrower’s knowledge, (i) it has heretofore delivered to Lender true, correct and complete copies of all Leases and any and all amendments or modifications thereof, and (ii) except as may be described on the Rent Roll, no tenant has directly or indirectly (x) asserted against Borrower any defense or otherwise sought or given notice (whether written or oral) that it intends to seek any relief or concessions with respect to the payment of rent or other sums or the performance of any obligations under its Lease or (y) made any other request to Borrower for or otherwise given notice (whether written or oral) to Borrower that it intends to seek any amendment, waiver, deferral, forbearance or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of the COVID-19 pandemic or any Emergency Law.

Title and Survey. The Title Insurance Policy and Borrower’s title insurance policy are each in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Borrower, nor to Borrower’s knowledge, any other Person, has done, by act or omission, anything that would materially impair the coverage under the Title Insurance Policy.

28. Intentionally Omitted.

Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid or will be paid at or prior to the filing or recordation of the Security Instrument or any other Loan Document. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid at or prior to the filing or recordation of the Security Instrument or any other Loan Document.

29. Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the Management Agreement are accrued and unpaid.

30. Illegal Activity. Borrower did not purchase the Property with proceeds of any illegal activity and, to Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

31. No Change in Facts or Circumstances; Disclosure. All information prepared by or on behalf of Borrower and/or Guarantor and submitted by Borrower or Guarantor to Lender and all financial statements, rent rolls, reports, certificates and other documents prepared by or on behalf of Borrower and/or Guarantor and submitted by Borrower or Guarantor in connection with the Loan or in satisfaction of the terms thereof and all statements of fact (as expressly qualified herein or therein) made by Borrower in the Loan Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would reasonably be expected to materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of any Individual Borrower. Borrower has not failed to disclose any material fact that could cause any Provided Information or information described in this section or any representation or warranty made herein to be materially misleading.

32. Investment Company Act. No Individual Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

33. Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of the Loan Agreement. Each Individual Borrower is organized under the laws of the State of Delaware. River and First Borrower’s organizational identification number is 6155849. 280 - 10 Borrower’s organizational identification number is 6512470.

34. Single Purpose Entity. Each Individual Borrower covenants and agrees that it has not since the date of its formation, and shall not (and its organizational documents shall provide that such Individual Borrower has not since the date of its formation, and shall not), and its general partner(s), if such Individual Borrower is a partnership, or its managing member(s), if such Individual Borrower is a limited liability company with multiple members (in each case, such general partner(s) or managing member(s), individually or collectively, as the context may require, “Principal”) has not since the date of its formation and shall not (and the organizational documents of Principal shall provide that it has not since the date of its formation and shall not) (it being understood and agreed, for the avoidance of doubt, that (x) any reference to “Borrower” in this section shall be deemed to mean and refer to such Individual Borrower and (y) any reference to “Principal” in this section shall be deemed to mean and refer to the Principal of such Individual Borrower):

(1)       with respect to Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, leasing, managing and maintenance of the Property, and entering into the Loan, and activities incidental thereto and with respect to Principal, if any, engage in any business or activity other than the ownership of its equity interest in Borrower, and activities incidental thereto;

(2)       with respect to Borrower, acquire or own any material assets other than (i) the Property, and (ii) such incidental Personal Property as may be necessary for the operation of the Property, as the case may be, and with respect to Principal, acquire or own any material asset other than its equity interest in Borrower;

(3)       merge into or consolidate with any Person or, to the fullest extent permitted by law, divide, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(4)       (A) fail to observe its organizational formalities (in any material respect) or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Property is located, if applicable, or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Borrower’s organizational documents, as the case may be, or of Principal’s organizational documents, as the case may be, whichever is applicable;

(5)       other than Principal’s equity ownership interest in Borrower, own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(6)       except for commingling of revenues from the Property between the Individual Borrowers in the ordinary course of management and operation of the Property, commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person (except as may be required pursuant to the Loan Agreement) or fail to use its own separate stationery, telephone number, invoices and checks;

(7)       with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt and Permitted Debt;

(8)       to the extent the Property produces sufficient revenue, become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due (provided that nothing in this clause (h) shall obligate any direct or indirect owner of an interest in, or non-member manager of, Borrower or Principal to make any capital contributions to Borrower);

(9)       (A) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Borrower or of Principal, as the case may be, the Affiliates of a member, general partner or principal of Borrower or of Principal, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) except for consolidated reporting as to the results of operations at the Property, include the assets or liabilities of any other Person on its financial statements; provided, however, that its assets may be included in a consolidated financial statement of its Affiliates, provided that any such consolidated financial statement shall contain a note indicating its separateness from such Affiliates and indicating that its assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and such assets shall be listed on its own separate balance sheet;

(10)    enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor or Sponsor or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Borrower, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Borrower and (iii) the agreement meets the standards set forth in this subsection (j) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor or Sponsor or any member, general partner, principal or Affiliate thereof;

(11)    to the fullest extent permitted by law, seek the dissolution or winding up in whole, or in part, of Borrower or of Principal, as the case may be;

(12)    fail to correct any known misunderstandings regarding the separate identity of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof or any other Person;

(13)    guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person other than with respect to the Loan;

(14)    make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Borrower or Principal, as the case may be, or any member, general partner, or Affiliate thereof;

(15)    fail to file its own tax returns or be included on the tax returns of any other Person except as required by applicable law;

(16)    except with respect to the relationship between the Individual Borrowers as regards the management and operation of the Property in the ordinary course, fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower or Principal, as the case may be, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Borrower, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof);

(17)    to the extent the Property produces sufficient revenue, fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that nothing in this clause (q) shall obligate any direct or indirect owner of an interest in, or non-member manager of, Borrower or Principal to make any capital contributions to Borrower);

(18)    share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower or of Principal, as the case may be, (ii) any Affiliate of a general partner, principal or member of Borrower or of Principal, as the case may be, or (iii) any other Person;

(19)    fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(20)    pledge its assets for the benefit of any other Person, and with respect to Borrower, other than with respect to the Loan;

(21)    fail to maintain a sufficient number of employees in light of its contemplated business operations;

(22)    fail to provide in its organizational documents that for so long as the Loan is outstanding pursuant to the Note, the Loan Agreement and the other Loan Documents, (i) it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the prior unanimous written consent of all of the Independent Directors and of all other partners/members/directors or (ii) Lender is and shall be a third party beneficiary of the “special purpose” provisions of such organizational documents and may enforce same;

(23)    fail to hold its assets in its own name;

(24)    fail to consider the interests of its creditors in connection with all limited partnership or limited liability company actions to the extent permitted by applicable law;

(25)    have any of its obligations guaranteed by an Affiliate except Guarantor or Sponsor in connection with the Loan;

(26)    identify itself as a division (under Section 18-217 of the Act, whether pursuant to a plan of division or otherwise) of any other Person;

(27)    except as between the Individual Borrowers or in accordance with a cash management system mandated pursuant to the Loan Agreement, maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those any other Person;

(28)    have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(29)    permit and shall not permit any Affiliate or constituent party independent access to its bank accounts except as permitted under the Loan Documents;

(30)    violate or cause to be violated the assumptions made with respect to Borrower, Guarantor, Sponsor and Principal in the Insolvency Opinion;

(31)    with respect to Principal, or Borrower, if Borrower is (A) a corporation or (B) a single member limited liability company that complies with the requirements of Section 3.1.36(gg) below, fail at any time to have at least two (2) Independent Directors;

(32)    with respect to a Principal, if any, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 3.1.36(gg) below, permit its board of directors or other governing body to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote or consent, as applicable, of one hundred percent (100%) of the members of the board or other governing body without the vote or consent, as applicable, of all of the Independent Directors; or

(33)    in the event Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this section, fail to have a limited liability company agreement of Borrower (the “LLC Agreement”) which provides that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the Member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution or division and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower’s assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special

Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the Division, merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as an Independent Director to vote on such matters required by the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower. The LLC Agreement shall further provide that upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution or division. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower. In addition, the LLC Agreement shall provide that (I) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the constituent equity owners of Borrower (such constituent equity owners, the “Constituent Members”) (including Borrower’s creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower (including Borrower’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members and Borrower and (z) the interests of any group of Affiliates of which the Constituent Members or Borrower is a part)); (II) other than as provided in subsection (I) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any other Person; (III) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (IV) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless such Independent Director acted in bad faith or engaged in willful misconduct.

In the event there is ever a Principal of any Individual Borrower, such Principal shall at all times be a single-member limited liability company organized under the Act.

34. Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

35. Taxes. Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

36. Forfeiture. Neither Borrower nor, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use the Property has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, the Loan Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit or knowingly permit, and shall take all reasonable steps not to suffer to exist, any act or omission affording such right of forfeiture.

37. Taxpayer Identification Number. River and First Borrower’s United States taxpayer identification number is 87-2088241. 280 - 10 Borrower’s United States taxpayer identification number is 87-3751755.

38. Property Documents. With respect to each Property Document, Borrower hereby represents that, to Borrower’s knowledge, (a) each such Property Document is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth on Schedule V attached hereto), (b) there are no material defaults under such Property Document by Borrower or by any party thereto, and (c) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating such Property Document.

39. OFAC. Borrower represents and warrants that each Borrower Party and their respective Affiliates and any Person that to Borrower’s knowledge has an economic interest in any Borrower Party is (i) not a Prohibited Person; (ii) in full compliance with the requirements of the Patriot Act and all other applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury (as used in this section only, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” Person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; and (vi) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners or Affiliates) become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (collectively referred to in this section only as the “Patriot Act”) are incorporated into this section.

40. Ground Lease.

(1)       (A) The Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under the Ground Lease by Borrower, or, to Borrower’s knowledge, Fee Owner, and, to Borrower’s knowledge, no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Ground Lease, (iii) all rents, additional rents and other sums due and payable to date under the Ground Lease have been paid in full, (iv) neither Borrower nor Fee Owner has commenced any action or given or received any written notice for the purpose of terminating the Ground Lease, (v) the Fee Owner, as debtor in possession or by a trustee for the Fee Owner, has not given any notice of, and Borrower has not consented to, any attempt to transfer the Fee Estate free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code, and (vi) the Fee Owner is not subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and the Fee Estate is not an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding;

(2)       The Ground Lease or a memorandum thereof has been duly recorded, the Ground Lease permits the interest of the lessee thereunder to be encumbered by the Security Instrument and does not restrict the use of the Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Security Instrument and there have not been any modifications, amendments or other changes in the terms of the Ground Lease since its recordation;

(3)       Except as indicated in the Title Insurance Policy, Borrower’s interest in the Ground Lease is not subject to any Lien superior to, or of equal priority with, the Security Instrument;

(4)       The Ground Lease itself provides and/or the Fee Owner has agreed in a writing for the benefit of Lender, its successors and assigns that the Ground Lease may not be amended, modified, canceled, surrendered or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender;

(5)       The Ground Lease does not place commercially unreasonable restrictions on the identity of Lender and Borrower’s interest in the Ground Lease is assignable upon notice to, but without the consent of, the Fee Owner and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, the Fee Owner;

(6)       The Ground Lease requires the Fee Owner to give notice of any default by Borrower to Lender and the Ground Lease further provides that notice of default or termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the Ground Lease, and requires that the Fee Owner will supply an estoppel certificate to Lender in form and substance acceptable to Lender;

(7)       Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease) to cure any default under the Ground Lease, which is curable after the receipt of notice of any default before the Fee Owner may terminate the Ground Lease;

(8)       The Ground Lease has a term which extends not less than twenty (20) years beyond the Maturity Date;

(9)       The Ground Lease requires the Fee Owner to enter into a new lease with Lender upon termination of the Ground Lease for any reason and/or upon rejection of such Ground Lease in a bankruptcy proceeding;

(10)    Under the terms of the Ground Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the Property, with Lender or a trustee appointed by Lender having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon;

(11)    The Ground Lease does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender; and

(12)    Neither Borrower nor any of its predecessors-in-interest under the Ground Lease have elected to cease paying Annual PILOT Rental, to have the Property (or any portion thereof) placed on the municipal tax rolls and/or to otherwise have the Property (or any portion thereof) become subject to the payment of ad valorem real estate taxes.

Borrower has appointed Loren Schonhaut as its representative to the O & M Board pursuant to and in accordance with the Ground Lease.

At least ninety percent (90%) of the gross square feet of the Property are subleased or have previously been subleased such that the restrictions set forth in Section 17.1 of the Ground Lease are no longer in effect.

41. Deposit Accounts. The Loan Agreement and the Lockbox Agreement create valid and continuing security interests (as defined in the UCC) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower.

(A)      The Lockbox Account is maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender has control (within the meaning of Section 9-104(a)(2) of the UCC) over the Lockbox Account and (iii) such that neither Borrower nor Manager has any right of withdrawal from the Lockbox Account.

(B)      Each Account other than the Lockbox Account is maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender has control (within the meaning of Section 8-106(d)(2) of the UCC) over each such Account other than the Lockbox Accounts and (iii) such that neither Borrower nor Manager has any right of withdrawal from such Accounts and, except as expressly provided in the Loan Agreement, no Account Collateral shall be released to Borrower from such Account;

(C)      Borrower owns and has good and marketable title to the Lockbox Account and the Cash Management Account free and clear of any Lien or claim of any Person (other than that of Lender);

(D)      Borrower has delivered to Lender fully executed agreements pursuant to which Lockbox Bank and Cash Management Bank (if having been requested to do so by Lender pursuant to Section 6.1(b) hereof) have agreed to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower;

(E)      Other than the security interest granted to Lender pursuant to the Loan Agreement and the Lockbox Agreement, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed the Lockbox Account or the Cash Management Account; and

(F)       The Lockbox Account and the Cash Management Account are not in the name of any Person other than Borrower for the benefit of Lender. Borrower has not consented to Lockbox Bank or Cash Management Bank complying with instructions of any Person other than Lender.

42. Third Party Representations. Each of the representations and the warranties made by Guarantor or Sponsor in the other Loan Documents (if any) are true, complete and correct in all material respects.

43. Insolvency Opinion Assumptions. All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct in all material respects.

44. Intentionally Omitted.

45. Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute Property of, or are beneficially owned, directly, indirectly, or by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by the Lender is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Borrower Party, with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law. Any violation of the foregoing shall, at Lender’s option, constitute an Event of Default hereunder.

46. Construction Expenses. To Borrower’s knowledge, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction, maintenance or repair of the Improvements have been paid in full. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

47. Personal Property. Borrower has paid in full for, and is the owner of, all Personal Property (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

48. Intellectual Property / Websites. All trademarks, trade names and service marks necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business are in good standing and, to the extent of Borrower’s knowledge, uncontested. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

49. Purchase and Sale Agreement. The Purchase and Sale Agreement is in full force and effect, Borrower has delivered to Lender a true, correct and complete copy of the Purchase and Sale Agreement and all amendments thereto, and there have been no further modifications or amendments thereto. There is no default under the Purchase and Sale Agreement by Borrower, any Affiliate of Borrower or, to Borrower’s knowledge, the seller thereunder, and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

50. Tenant-in-Common Matters. Each Individual Borrower represents and warrants to Lender that: (a) each party obligated hereunder as “Borrower” is a party to the TIC Agreement, which (i) has been duly executed by each party thereto (each, a “Tenant in Common”) and (ii) constitutes the legal, valid and binding obligations of each Tenant in Common, enforceable against each Tenant in Common in accordance with its terms; (b) the TIC Agreement is in full force and effect and has not been modified or amended except as disclosed in writing to Lender, and a true and accurate copy of the TIC Agreement has been delivered to Lender in connection with the closing of the Loan; (c) the TIC Agreement, or a memorandum thereof, has been, or will be, recorded in the official public records of the county in which the Property is located prior to, contemporaneously with, or promptly after the recordation of the Security Instrument; (d) no default exists under the TIC Agreement on the part of any Individual Borrower, nor has any event or condition occurred that, with the passage of time and/or the giving of notice, would constitute a default under the TIC Agreement; (e) no State or federal securities laws (or any other applicable Legal Requirements) have been violated in connection with the acquisition by any Individual Borrower of its respective tenancy-in-common interest in the Property (or the issuing, selling, transferring or marketing of any direct or indirect interests in the Property) (and, without limiting the foregoing, no Individual Borrower nor any Affiliate of any Individual Borrower has made any material untrue statement in any offering memorandum or other offering materials provided to prospective investors in connection with any potential investment in any such tenancy-in-common interest or has omitted any material fact or information from any such materials); (f) each Individual Borrower owns the percentage tenancy-in-common interest in the Property set forth on Schedule II attached hereto; (g) the TIC Agreement provides that so long as the Loan or any portion thereof is outstanding, each Tenant in Common agrees that it will not seek or be entitled to seek and obtain a partition of all or any portion of the Property without first obtaining the prior written consent of Lender, and each Tenant in Common expressly waives any right it may have to partition the Property or any portion thereof; (h) the TIC Agreement provides that each Tenant in Common agrees that the TIC Agreement, and all rights and privileges and remedies of each Tenant in Common thereunder, including without limitation, any rights of first refusal, purchase options or other similar rights under the TIC Agreement, are subject and subordinate to the Security Instrument and the other Loan Documents and the Liens created thereby, and to all rights of Lender thereunder; (i) the TIC Agreement provides that each Tenant in Common waives, for so long as the Loan (or any portion thereof) is outstanding, any lien rights, whether statutory or otherwise, that it may have against the co-tenancy interest of any other Tenant in Common; (j) the TIC Agreement provides that, for so long as the Loan (or any portion thereof) is outstanding, Lender shall be a third-party beneficiary of the TIC Agreement; (k) the TIC Agreement appoints a single party to handle the day-to-day management of the Property, which as of the date hereof is the Notice Party; and (l) the Property is “single asset real estate” as defined in 11 U.S.C. §101(51B) and pursuant to 11 U.S.C. §362(d)(3).

51. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 3.1 and elsewhere in the Loan Agreement and in the other Loan Documents shall survive for so long as any amount remains owing by Borrower to Lender under the Loan Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in the Loan Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.